Exhibit 10.148

STOCK PURCHASE AGREEMENT

dated as of October 12, 2007

among

GCI COMMUNICATION CORP.,

UNITED COMPANIES, INC.,

SEA LION CORPORATION

and

TOGIAK NATIVES LTD.

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4.1	Organization and Authority	25
4.2	Execution and Validity of Agreements	25
4.3	Brokers	25
4.4	Representations Not Misleading	25

ARTICLE 5 PRE-CLOSING COVENANTS		25
5.1	Exclusivity; Acquisition Proposals	25
5.2	Notices and Consents	26
5.3	Preparation for Closing	27
5.4	Notification of Certain Matters	27
5.5	Other Limitations on Conduct of Business Prior to the Closing Date	27
5.6	Capital Expenditure Requirements	30
5.7	Access to Information	30
5.8	Company Audited Financial Statements	30
5.9	Transfer of Manley Utility Company Assets	31
5.10	Assignment of Cellular Switch	31
5.11	Employee Benefit Plans	31
5.12	Relocation of Business Assets	31
5.13	Microwave Network Monitoring Program	32
5.14	No Transfers of Common Stock	32
5.15	Cooperation	32
5.16	Confidentiality	32
5.17	Announcements	33
5.18	Non-Disparagement	33
5.19	Assumption of Employment Agreements	33

ARTICLE 6 CONDITIONS PRECEDENT		34
6.1	Conditions to Each Party's Obligations	34
6.2	Conditions to the Obligations of GCI	34
6.3	Conditions to the Obligations of the Sellers	36

ARTICLE 7 INDEMNIFICATION		36
7.1	By GCI	36
7.2	By the Sellers	37
7.3	Survival; Time Limits for Indemnification	37
7.4	Basket and Cap	38
7.5	Defense of Claims	38
7.6	Recovery from Escrow Fund	40
7.7	Set-off	40
7.8	Limitations	40
7.9	Insurance	40
7.10	Recovery from Third Parties	40

ARTICLE 8 TERMINATION		40

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8.1	Right to Terminate	40
8.2	Effect of Termination	41

ARTICLE 9 POST-CLOSING COVENANTS		41
9.1	Tax Matters	41
9.2	Additional Covenants	43

ARTICLE 10 MISCELLANEOUS		44
10.1	Arbitration	44
10.2	Remedies	45
10.3	Amendments and Supplements	45
10.4	Governing Law	45
10.5	Notices	45
10.6	Entire Agreement, Assignability, Etc.	47
10.7	Exclusivity of Representations	47
10.8	Counterparts	47
10.9	Representations as to Knowledge	47
10.10	Headings	47
10.11	Waivers	47
10.12	Severability	47
10.13	Expenses	47
10.14	Construction	48
10.15	Incorporation of Exhibits	48

EXHIBITS

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Illustration of Revenue Growth Payments
Exhibit D	Form of Opinion of Kemppel, Huffman & Ellis, P.C.
Exhibit E	Form of Opinion of Kemppel, Huffman & Ellis, P.C. (Regulatory
Opinion)

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of October 12, 2007 by and among GCI Communication Corp., an Alaska corporation (“GCI”), United Companies, Inc., an Alaska corporation (the “Company”), Sea Lion Corporation, an Alaska corporation (“Sea Lion”), and Togiak Natives Limited, an Alaska corporation (“Togiak” and, together with the Company and Sea Lion, the “Sellers”).

Recitals

A.    Collectively, Sea Lion and Togiak own all of the issued and outstanding shares of common stock of the Company.

B.     The Company owns 100% of the issued and outstanding shares of all classes of capital stock of each of United Utilities, Inc., an Alaska Corporation (“UUI”), and Unicom, Inc., an Alaska corporation (collectively, the “Common Stock”).

C.    Subject to the terms and conditions of this Agreement, in consideration of the sale of the outstanding Common Stock, GCI will pay aggregate consideration in immediately available funds at the times and in the amounts set forth in this Agreement (the “Acquisition”).

D.    Defined terms used as capitalized terms and not otherwise defined herein shall have the respective meanings set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the Parties, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1   Purchase and Sale of the Shares Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Company shall sell, assign, transfer, convey and deliver to GCI or cause to be sold, assigned, transferred, conveyed and delivered to GCI, free and clear of any and all Liens and GCI shall purchase, all Common Stock owned by the Company.

1.2	Payments at the Closing.

1.2.1Subject to Section 1.6 below, the aggregate purchase price to be paid by GCI to the Company on the Closing Date in consideration for the Common Stock will be $40,000,000, less cash and marketable securities retained by the Company in the amount of $1,318,242, payable in cash (the “Cash Consideration”). At the Closing, the Company shall

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receive the Estimated Cash Consideration less the Escrow Amount (such amount the “Closing Payment”) by wire transfer of immediately available funds to accounts designated by the Company in writing and delivered to GCI at least two Business Days prior to the Closing Date.

1.2.2GCI shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local, or foreign Tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.3   Escrow Arrangements. At the Closing, GCI, the Company and the Escrow Agent will enter into an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) pursuant to which, among other things, GCI will deposit an amount of cash equal to the Escrow Amount to be held in an escrow fund (the “Escrow Fund”), with such Escrow Fund to be used to compensate GCI for any Losses incurred or sustained by it for which it is entitled to recovery pursuant Article 7 hereof.Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. AKST on the third Business Day following the day on which the last of the conditions set forth in Article 6 (other than those based on acts to be performed at Closing) has been fulfilled or waived by the Party entitled to the benefit of such condition (the “Closing Date”) at the offices of GCI, unless another date, time or place is agreed upon by the Parties.

1.5	Closing Deliveries.

1.5.1Closing Deliveries of the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (unless otherwise indicated below), the Company shall deliver, or cause to be delivered, to GCI the following:

1.5.1.1          a stock certificate, or certificates, representing the Common Stock held by the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank;

1.5.1.2          a receipt for the Cash Consideration paid to the Company at the Closing pursuant to Section 1.2;

1.5.1.3	evidence of the assignment contemplated by Section 5.9;
1.5.1.4	evidence of the assignment contemplated by Section 5.10;

1.5.1.5          evidence of the transfer of Employee Benefit Plans pursuant to Section 5.11;

1.5.1.6          evidence of the easements required to be obtained pursuant to Section 5.12;

1.5.1.7          each of the documents required to be delivered by the Company pursuant to Section 6.2 that has not been delivered prior to the Closing; and

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1.5.1.8          such certificates or other documents as may be reasonably requested by GCI, including without limitation certificates of legal existence, good standing and certified articles of incorporation from the Alaska Department of Community and Economic Development and certificates of officers of the Company with respect to minutes, resolutions, bylaws and any other relevant matters concerning the authorization of the transactions contemplated hereby.

1.5.2Closing Deliveries of GCI. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (unless otherwise indicated below), GCI shall deliver, or cause to be delivered:

1.5.2.1          to the Company, the Closing Payment payable at the Closing on account of the Common Stock held by the Company, as shown on Schedule I hereto;

1.5.2.2          to the Escrow Agent, the Escrow Amount to be held in the Escrow Fund pursuant to the Escrow Agreement; and

1.5.2.3          each of the documents required to be delivered by GCI pursuant to Section 6.3 that has not been delivered prior to the Closing.

1.6	Adjustment of Cash Consideration.

1.6.1Estimated Cash Consideration. Not less than two nor more than five Business Days prior to the Closing Date, the Company shall prepare and deliver to GCI a good faith estimate of Closing Date Shareholder’s Equity (“Estimated Closing Date Shareholder’s Equity”) determined as if it were the actual Closing Date Shareholder’s Equity, but based on the Company’s review of financial information then available and inquiries of personnel responsible for the preparation of the financial information relating to the Acquired Companies in the Ordinary Course. If the Estimated Closing Date Shareholder’s Equity is less than $26,991,189 (the “Shareholder’s Equity Target”; the amount of such shortfall being referred to as the “Shareholder’s Equity Shortfall”), then the Cash Consideration shall be decreased dollar-for-dollar by the Shareholder’s Equity Shortfall. If Estimated Closing Date Shareholder’s Equity is greater than the Shareholder’s Equity Target (the amount of such excess being referred to as the “Shareholder’s Equity Excess”), then the Cash Consideration shall be increased dollar-for-dollar by the Shareholder’s Equity Excess. The Cash Consideration that would result if the Estimated Closing Date Shareholder’s Equity were the actual Closing Date Shareholder’s Equity is referred to as the “Estimated Cash Consideration.”

1.6.2	Post-Closing Adjustment.

1.6.2.1          No later than 45 days following the Closing Date, GCI will prepare and deliver to the Company a statement (the “Closing Date Statement”) showing, in reasonable detail, a calculation of Shareholders’ Equity as of immediately prior to the Closing (the “Closing Date Shareholders’ Equity”).

1.6.2.2          Within 45 days after the date GCI delivers to the Company the Closing Date Statement, if the Company disagrees in good faith with GCI’s calculation of Closing Date Shareholders’ Equity as set forth in the Closing Date Statement, then the Company may give

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written notice (the “Objection Notice”) to GCI within such 45-day period (i) setting forth the Company’s determination of Closing Date Shareholders’ Equity and (ii) specifying in reasonable detail the Company’s basis for disagreement with GCI’s determination of Closing Date Shareholders’ Equity. The failure by the Company to deliver an Objection Notice within such 45-day period shall constitute the acceptance of GCI’s computation of Closing Date Shareholders’ Equity. If the Company and GCI are unable to resolve any matter raised in the Objection Notice with respect to the determination of Closing Date Shareholders’ Equity within 30 days after delivery of the Objection Notice, the items in dispute shall be submitted to binding arbitration in accordance with Section 10.1. The final computation of Closing Date Shareholders’ Equity, determined by reference to either GCI’s computation of Closing Date Shareholders’ Equity, agreement of the parties or binding arbitration, as the case may be, is referred to herein as the “Final Shareholders’ Equity.”

1.6.2.3          If, after the Final Shareholders’ Equity has been determined, the Cash Consideration is less than the Estimated Cash Consideration, the Sellers shall promptly pay to GCI, within five days after the Final Shareholders’ Equity has been determined, an amount equal to such difference plus interest accruing on such amount at a rate of 8% per annum from the Closing Date until such amount is paid, by wire transfer of immediately available funds to an account designated by GCI. If the Estimated Cash Consideration is less than the Cash Consideration, GCI shall promptly pay to the Company, within five days after the Final Shareholders’ Equity has been determined, an amount equal to such difference plus interest accruing on such amount at a rate of 8% per annum from the Closing Date until such amount is paid, by wire transfer of immediately available funds to the account designated by the Company.

ARTICLE 2

REVENUE GROWTH PAYMENTS

2.1   Structure. In addition to the Cash Consideration payable at Closing, the Company shall be entitled to receive additional payments determined and payable as provided in this Article 2 (the “Revenue Growth Payments”) to reflect additional revenues generated from the Specified Customers. The Revenue Growth Payments shall be calculated separately for each of the following periods (collectively, the “Revenue Sharing Period”): (i) calendar year 2008 (“Period One”); (ii) calendar year 2009 (“Period Two”); (iii) calendar year 2010 (“Period Three”); (iv) calendar year 2011 (“Period Four”); and (iv) calendar year 2012 (“Period Five”). In no event shall the Sellers be required to make payments to GCI under this Article 2 if revenues decline instead of increase. Attached as Exhibit C is an illustration of the calculation of the Revenue Growth Payments payable to the Company. In the event of any conflict between the illustration and the provisions of this Article 2, the provisions of this Article 2 shall control.

2.2	Amount & Payment.

2.2.1The Revenue Growth Payment for Period One shall be an amount equal to the product of (i) ten percent (0.10) and (ii) the difference, if any, between the Gross Revenue for Period One and the Gross Revenue for calendar year 2007 (the “Baseline Gross Revenue”). The Revenue Growth Payment for Period Two shall be an amount equal to the product of (i) ten percent (0.10) and (ii) the difference, if any, between the Gross Revenue for Period Two and the

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Baseline Gross Revenue. The Revenue Growth Payment for Period Three shall be an amount equal to the product of (i) ten percent (0.10) and (ii) the difference, if any, between the Gross Revenue for Period Three and the Baseline Gross Revenue. The Revenue Growth Payment for Period Four shall be an amount equal to the product of (i) ten percent (0.10) and (ii) the difference, if any, between the Gross Revenue for Period Four and the Baseline Gross Revenue. The Revenue Growth Payment for Period Five shall be an amount equal to the product of (i) ten percent (0.10) and (ii) the difference, if any, between the Gross Revenue for Period Five and the Baseline Gross Revenue.

2.2.2 The Revenue Growth Payments for each of the Revenue Sharing Periods under Section 2.2.1 shall be made as soon as reasonably practicable after the completion of GCI’s annual audit for each respective period, and in any event, on or prior to forty-five (45) days following the completion of such audit.

2.3   Gross Revenue Statement. The Revenue Growth Payments for each period shall be accompanied by a schedule reflecting the calculation of the Revenue Growth Payments in reasonable detail. The Company shall have the right, at its expense, to audit the underlying statements and accounts relating to the Specified Customers, which GCI shall make or cause to be made reasonably available to the Company, to verify the accuracy of the Revenue Growth Payments; provided that only one audit shall be conducted by the Company in respect of the Revenue Growth Payment for any given period. All information obtained in any such audit shall be maintained in confidence and used only for the purpose contemplated by this Section 2.3. Any such audit shall be conducted upon reasonable notice, during normal business hours and in a manner that does not unnecessarily or unreasonably interfere with the operations of GCI. If, as a result of such audit, the Company believes that an additional Revenue Growth Payment is due, it shall notify GCI in writing and shall provide GCI reasonably detailed information reflecting the basis for the additional payment claimed. Within ten (10) days of receipt of that notice, GCI shall either pay the additional amount claimed or notify the Company that GCI disagrees with the claim, which notice shall specify the amount, if any, of the additional Revenue Growth Payment that GCI agrees is due. If the Parties are unable to resolve any disagreement within ten (10) days after a notice of disagreement is given by GCI, either party may have such disagreement resolved pursuant to arbitration provided for in Section 10.1.

2.4   Non-Transferability of Right to Revenue Growth Payments. The rights of the Company to receive Revenue Growth Payments cannot be sold, assigned, hypothecated or otherwise transferred except to an Affiliate of the Company or the Sellers. Any attempted transfer in violation of this provision shall be null and void and GCI shall not be obligated to recognize any rights in the purported transferee. In the event that GCI in good faith is uncertain after consulting with outside legal counsel as to the legal rights of any purported transferee or any other person claiming the right to receive Revenue Growth Payments, it may withhold the Revenue Growth Payments in question until it is presented with a court order establishing the rights of the parties and then pay the amount withheld, without interest, to the person entitled thereto in accordance with that order. No transfer shall affect the rights of GCI to set off against Revenue Growth Payments as provided in Section 7.7.

ARTICLE 3

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REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except for representations and warranties that, by their terms, are made only as of a specified date, all representations and warranties of the Parties shall be deemed to be made at and as of the date hereof and at and as of the Closing Date. For purposes of applying the representations and warranties as of the Closing Date, all references to the date of this Agreement (or words of similar import) shall be deemed to refer to the Closing Date. Except as set forth in the corresponding sections of the disclosure schedule (the “Disclosure Schedule”), each of the Sellers, severally and not jointly, hereby represents and warrants to GCI that:

3.1   Organization and Good Standing. Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each of the Acquired Companies of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each). Each of the Acquired Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts in Section 3.11.1 of the Disclosure Schedule. Each of the Acquired Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The Company has delivered to GCI or has made available for inspection (i) copies of the Organizational Documents of each of the Acquired Companies and (ii) all minutes of actions of the board of directors since January 1, 2004 of the Company and each of the Acquired Companies.

3.2	Capitalization; Other Equity.

3.2.1The Company owns all of the outstanding shares of Common Stock, all of which are owned free and clear of Liens. The shares of Common Stock owned by the Company are set forth on Schedule I. There are no outstanding subscriptions, options, employee stock options, rights, warrants, calls, convertible securities or other rights, agreements or commitments of any kind issued or granted by, or binding upon, any of the Acquired Companies to issue any shares or other equity interests of any of the Acquired Companies or irrevocable proxies or any agreements, instruments or understandings restricting the transfer of or otherwise relating to shares or other equity interests of any of the Acquired Companies, including any stockholder agreements, voting agreements or trusts or proxies. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Acquired Companies. All of the outstanding shares of capital stock or other equity interests of each of the Acquired Companies were not issued in violation of any preemptive or similar right of any Person and have not been transferred in violation of, and are not currently subject to, any right of first refusal or similar right of any Person. All of the outstanding shares of capital stock or other equity interests of each of the Acquired Companies have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. Except as set forth on Section 3.2.1 of the Disclosure Schedule, there are no restrictions applicable to the payment of dividends or distributions on the capital stock or other equity interests of any of the Acquired Companies and all dividends or distributions declared prior to the date hereof have

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been paid. All issuances of securities by any of the Acquired Companies were exempt from any registration requirements under all applicable securities laws.

3.2.2UUI owns all of the outstanding shares of capital stock or other equity interests of United-KUC, Inc., an Alaska corporation (“KUC”) as set forth on Schedule I, all of which are, except as set forth on Schedule 3.2.2, owned free and clear of Liens. Section 3.2.2 of the Disclosure Schedule sets forth a complete list of all Subsidiaries and Equity Affiliates of each of the Acquired Companies. Except as set forth on Section 3.2.2 of the Disclosure Schedule, none of the Acquired Companies own, directly or indirectly, any equity interest in any other Person including any general or limited partnership interest, limited liability company interest or other form of joint venture.

3.3   Authority. Each of the Sellers has all requisite power and authority to enter into this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Sellers and no further action is required on the part of such entities or any of the Acquired Companies to authorize the Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements each have been unanimously approved by the board of directors of each of the Sellers and have been approved by the shareholders of each of the Sellers to the extent such approval is required. This Agreement and the Transaction Agreements have been duly executed and delivered by each of the Sellers and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Sellers enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.4   No Conflict; Consents and Approvals. Except as and to the extent set forth on Section 3.4 of the Disclosure Schedule, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will:

3.4.1contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Acquired Companies or the Sellers, or (ii) any resolution adopted by the board of directors or the shareholders of any of the Acquired Companies or the Sellers;

3.4.2violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to any of the Acquired Companies or the Sellers;

3.4.3contravene, conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any property or assets of any of the Acquired

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Companies or the Common Stock pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which any of the Acquired Companies or any of the Sellers is a party or by which any of the Acquired Companies’ or any of the Sellers’ assets or properties is subject or bound;

3.4.4require notice to, or consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body or any Person, domestic or foreign; or

3.4.5terminate or impair the corporate existence, business organization, assets, licenses, permits, authorizations, or other contracts and agreements of any of the Acquired Companies or the Sellers.

3.5	Financial Statements; No Undisclosed Liabilities.

3.5.1The Company has delivered to GCI true and complete copies of (i) the audited consolidated and consolidating balance sheets of each of the Acquired Companies as of December 31, 2004, December 31, 2005 and December 31, 2006 and the related statements of income, retained earnings, shareholders’ equity and cash flows of each of the Acquired Companies for each of the 12-month periods ended on such dates (the “Year End Financials”), and (ii) the unaudited balance sheet of each of the Acquired Companies for the eight (8) months ended August 31, 2007 (the “Balance Sheet Date”) and the related statements of income, retained earnings, shareholders’ equity and cash flows of each of the Acquired Companies (the “Interim Financials” and collectively with the Year End Financials and the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Company Financial Statements present fairly in all material respects the financial position and operating results of the Acquired Companies as of the dates, and for the periods, indicated therein, subject, in the case of the Interim Financials, to normal year-end audit adjustments. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Company Financial Statements.

3.5.2The accounting records underlying the Company Financial Statements accurately and fairly reflect in all material respects the transactions of the Acquired Companies. The Acquired Companies do not have any off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

3.5.3Except as set forth on Section 3.5 of the Disclosure Schedule, to the knowledge of the Sellers, (i) none of the principal executive officers or principal financial officers of the Sellers or any of the Acquired Companies has concluded that a material weakness currently exists, other than what is described on the Disclosure Schedule and (ii) no claim or allegation has been made that a material weakness exists or that there has been any fraud with respect to the preparation of the Company Financial Statements or the internal control over financial reporting utilized by the Acquired Companies.

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3.5.4Except as set forth on Section 3.5 of the Disclosure Schedule, the Acquired Companies do not have any Liabilities except those that are accrued or reserved against in the Company Financial Statements for the period ended on the Balance Sheet Date or incurred in the Ordinary Course (none of which Liabilities arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of law). The Acquired Companies have not incurred or paid any Liability since the Balance Sheet Date except for such Liabilities incurred or paid in the Ordinary Course and which are fully reflected on the books and records of the Acquired Companies. Except as set forth on Section 3.5 of the Disclosure Schedule, none of the Acquired Companies is (i) a guarantor or otherwise liable by contract for any Liability of any other Person, (ii) obligated in any way to provide funds in respect of any other Person, or (iii) obligated to guaranty or assume any debt, commitment or dividend of any Person.

3.5.5Except as set forth on Section 3.5 of the Disclosure Schedule, none of the Acquired Companies have any outstanding indebtedness (excluding trade payables, rent, prepaid expenses, wages and taxes (“Company Indebtedness”) and the Acquired Companies have no outstanding loans, advances or other extensions of credit to any Person.

3.5.6Section 3.5.6 of the Disclosure Schedule sets forth a description, grouped by site with respect to the Microwave Network, of all capital expenditures in excess of $10,000 in the aggregate intended to occur on or prior to the Closing Date or to which any of the Acquired Companies reasonably expects to become obligated after the Closing Date based on actions taken as of the date of this Agreement.

3.6   Absence of Certain Changes or Events. Except as and to the extent set forth on Section 3.6 of the Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, since January 1, 2007, (i) there has occurred no fact, event or circumstance which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) none of the Acquired Companies has taken any of the actions as are described in Section 5.5 for which consent of GCI would be required if such actions had been taken after the date of this Agreement, and (iii) none of the Acquired Companies has entered into any contract or agreement to take any actions as are described in Section 5.5 for which consent of GCI would be required if such actions had been taken after the date of this Agreement.

3.7   Litigation; Regulatory Actions. Except as set forth on Section 3.7 of the Disclosure Schedule, there are no actions, suits, claims, investigations, reviews or other proceedings (excluding any docketed and non-confidential action, suit, claim, investigation, review or other proceeding before the FCC or RCA) that have been commenced by or against any of the Acquired Companies or that otherwise relate to or may affect the business of, or any of the assets owned or used by, any of the Acquired Companies or, to the knowledge of the Sellers, threatened against any of the Acquired Companies or involving any of their properties or assets, at law or in equity or before or by any Governmental Body, or other instrumentality or Person or any board of arbitration or similar entity. Section 3.7 of the Disclosure Schedule describes all material actions, claims, suits, investigations or proceedings (excluding any docketed and non-confidential action, suit, claim, investigation, review or other proceeding before the FCC or RCA) commenced or made against any of the Acquired Companies or any predecessor since January 1, 2002, that are no longer pending, including the disposition thereof.

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3.8   Tax Matters. The Acquired Companies have duly filed, or will file when due, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations (the “Filed Returns”). All such Filed Returns were correct and complete. The Acquired Companies have paid all Taxes (whether or not shown on any tax return). None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for any Taxes on any assets of the Acquired Companies except for liens for taxes not yet due or for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. None of the Acquired Companies has entered into any Tax sharing agreement or other agreement regarding the allocation of Tax liability. The Sellers have delivered to GCI prior to the date hereof true, correct and complete copies of each Filed Return relating to periods beginning on and after January 1, 2004 and each amended return filed for any period for which statutory periods of limitation have not expired. All deficiencies asserted as a result of any examination or audit relating to Taxes of the Acquired Companies have been paid in full, and no such examination or audit is currently in progress or, to the knowledge of the Sellers, threatened. There are no outstanding agreements extending or waiving any statutory period of limitations applicable to the assessment or collection of Taxes with respect to any of the Acquired Companies. The Acquired Companies have withheld and paid over all taxes required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Acquired Companies are not obligated to make any payments, nor are they a party to any agreement, that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. None of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Acquired Companies has any liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Except as set forth on Section 3.8 of the Disclosure Schedule, none of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income tax return and (ii) has any liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No claim has been made by any authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that any of such entities is or may be subject to taxation by that jurisdiction. None of the Acquired Companies has agreed to make any adjustments under Section 481 of the Code by reason of a change in method of accounting. None of the Acquired Companies has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or are subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Body. None of the Acquired Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b). None of the Acquired Companies has executed any power of attorney with respect to Taxes that is currently in force. Since January 1, 2005, none of the Acquired Companies has been a party to a transaction described in Section 355 of the Code.

3.9	Employee Benefit Plans.

3.9.1Section 3.9 of the Disclosure Schedule lists, and the Company has made available to GCI copies of, all “employee benefit plans” within the meaning of § 3(3) of ERISA,

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all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs and arrangements, all binding employment agreements, and all policies providing for the indemnification of officers, directors or other employees, in each case for the benefit of, or relating to, current or former employees, directors or contractors of any of the Acquired Companies and, where applicable under plan terms, their dependents, and any such plans, programs and arrangements of any person (as defined in § 3(9) of ERISA) which together with any of the Acquired Companies would be deemed to be a “single employer” within the meaning of § 414 of the Code (any such Person, an “ERISA Affiliate”) (collectively, the “Employee Plans”).

3.9.1.1          All Employee Plans are in compliance in all material respects with the requirements prescribed by applicable law currently in effect with respect thereto, and each of the Acquired Companies has performed all material obligations required to be performed by it under, and are not in any respect in default under or in violation of, any of the Employee Plans. Each Employee Plan by its terms is terminable at any time.

3.9.1.2          None of the Acquired Companies or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

3.9.2None of the Acquired Companies or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan pursuant to which a stop-loss policy or insurance contract applies.

3.9.3At no time has any of the Acquired Companies or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Acquired Companies or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

3.9.4No Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and none of the Acquired Companies has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

3.9.5Each of the Acquired Companies and each ERISA Affiliate has, prior to the Closing, complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act, the Uniformed Services Employment and Reemployment Rights Act, as amended, the Medicare Prescription Drug Improvement and Modernization Act of 2003, as amended, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued

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thereunder, each of the Acquired Companies has, prior to the Closing, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination rules of HIPAA (45 C.F.R. 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). None of the Acquired Companies has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

3.9.6The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Plan which (either alone or upon the occurrence of termination of employment in connection therewith) will or may result in any payment (whether of severance pay or otherwise) that is a “parachute payment,” as such term is defined in § 280G of the Code, resulting in a penalty tax under § 4999 of the Code.

3.9.7With respect to nonqualified deferred compensation plans, as such term is defined under Code Section 409A, each of the Acquired Companies and each ERISA Affiliate has, prior to the Closing, administered each such plan in good-faith compliance with the guidance issued under Code Section 409A.

3.10Employment Matters. Section 3.10 of the Disclosure Schedule lists all employees of the Acquired Companies and shows for each such employee: (a) his or her position and title; (b) his or her date of hire and, if different, deemed date of hire (for service credits in connection with Employee Plans); (c) his or her salary; (d) his or her unpaid wages owed and/or accrued vacation time and accrued personal time as of September 8, 2007; (e) any bonuses paid to him or her with respect to the fiscal year ended December 31, 2006, or earned or promised to him or her with respect to the current fiscal year, and (f) setting forth separately any vested or unvested: vacation, overtime, wages, personal time, bonuses or similar items. The Acquired Companies have paid, or set forth as an accrual on the Company Financial Statements, and performed all obligations when due with respect to their respective employees, consultants, agents, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions. Except as disclosed on Section 3.10 of the Disclosure Schedule, the employment of all employees of the Acquired Companies is terminable at will without any penalty or severance obligation being incurred by any of the Acquired Companies. Except as disclosed on Section 3.10 of the Disclosure Schedule, there is no management, employment, severance, consulting, relocation or other agreement, contract or understanding between the any of the Acquired Companies and any employee. None of the employees of the Acquired Companies is subject to any covenant against competition or similar agreement that would limit his or her ability to participate in all aspects of the Acquired Companies’ respective businesses at any present or future location. Except as disclosed on Section 3.10 of the Disclosure Schedule, (a) none of the Acquired Companies is, nor have any of them been a party to, or subject to compliance with, any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association, and (b) no attempt to organize any of the Acquired Companies’ employees has occurred, is pending or, to the knowledge of the Company, has been proposed or threatened. Except as disclosed on Section 3.10 of the Disclosure Schedule, (a) none of the Acquired Companies has had any Equal Employment Opportunity Commission charges or other

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claims of employment discrimination, sexual harassment or wrongful discharge made against it by any of its employees or any Wage and Hour Department investigations with respect to its employees or independent contractors, and (b) none of the Acquired Companies has any currently pending or, to the knowledge of the Sellers, threatened Equal Employment Opportunity Commission charges or other claims of employment discrimination or wrongful discharge made against it by any of its employees or Wage and Hour Department investigations with respect to its employees or independent contractors. Except as disclosed on Section 3.10 of the Disclosure Schedule, none of the persons performing services for the Acquired Companies are or have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime. Except as disclosed on Section 3.10 of the Disclosure Schedule, there have not been and there are no pending or, to the knowledge of the Sellers, threatened or reasonably anticipated claims or actions against any of the Acquired Companies by any employee, including without limitation, under any workers’ compensation policy or long term disability policy.

3.11	Leases, Contracts & Agreements.

3.11.1            Section 3.11.1 of the Disclosure Schedule sets forth an accurate and complete list, and the Sellers have made available to GCI true and complete copies, of:

3.11.1.1        each Applicable Contract that involves performance of services for or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of twenty five thousand dollars ($25,000);

3.11.1.2        each Applicable Contract that involves performance of services for or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of twenty five thousand dollars ($25,000);

3.11.1.3        each Applicable Contract that was not entered into in the Ordinary Course and that involves expenditures or receipts of one or more Acquired Companies in excess of twenty five thousand dollars ($25,000);

3.11.1.4        each lease, rental agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty five thousand dollars ($25,000) and with terms of less than one year);

3.11.1.5        each licensing agreement (other than shrink wrap licenses) or other Applicable Contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Rights;

3.11.1.6        each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

3.11.1.7        each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any of the Acquired Companies with any other Person;

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3.11.1.8        each Applicable Contract containing covenants that in any way purport to restrict the business activity of any of the Acquired Companies or any of their Affiliates or limit the freedom of any of the Acquired Companies or their Affiliates to engage in any line of business or to compete with any Person;

3.11.1.9        each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

3.11.1.10     each Applicable Contract for capital expenditures in excess of twenty five thousand dollars ($25,000);

3.11.1.11      each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any of the Acquired Companies other than in the Ordinary Course; and

3.11.1.12     each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Section 3.11.1 of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Acquired Companies under the Contracts.

3.11.2	Except as set forth on Section 3.11.2 of the Disclosure Schedule:

3.11.2.1        None of the Sellers (and no Affiliate of any of the Sellers) has or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

3.11.2.2        no officer, director, agent, employee, consultant, or contractor of any of the Acquired Companies is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any of the Acquired Companies, or (B) assign to any of the Acquired Companies or to any other Person any rights to any invention, improvement, or discovery.

3.11.3            Except as set forth in Section 3.11.3 of the Disclosure Schedule, each Contract identified or required to be identified in Section 3.11.1 of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally and to general principles of equity, and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

3.11.4	Except as set forth on Section 3.11.4 of the Disclosure Schedule:

3.11.4.1        each of the Acquired Companies is, and at all times since January 1, 2006 has been, in full compliance with all applicable terms and requirements of each Contract

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under which any of such Acquired Companies has or had any obligation or liability or by which any of such Acquired Companies or any of the assets owned or used by any of such Acquired Companies is or was bound;

3.11.4.2        each other Person that has or had any obligation or liability under any Contract under which any of the Acquired Companies has or had any rights is, and at all times since January 1, 2006 has been, in full compliance with all applicable terms and requirements of such Contract;

3.11.4.3        no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any of the Acquired Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

3.11.4.4        other than notices or other communications given by an Acquired Company to an employee regarding any actual or alleged breach of an employment contract by such employee, none of the Acquired Companies has given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

3.11.5            There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any of the Acquired Companies under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.11.6            The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of applicable laws.

3.12	Risk Insurance.
3.12.1	The Sellers have made available to GCI:

3.12.1.1        true and complete copies of all policies of insurance to which any of the Acquired Companies is a party or under which any of the Acquired Companies, or any director of any of the Acquired Companies, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

3.12.1.2        true and complete copies of all pending applications for policies of insurance; and

3.12.1.3        any statement by the auditor of any of the Company Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

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3.12.2	Section 3.12.2 of the Disclosure Schedule describes:

3.12.2.1        any self-insurance arrangement by or affecting any of the Acquired Companies, including any reserves established thereunder; and

3.12.2.2        any contract or arrangement, other than a policy of insurance or indemnification agreements entered into in the Ordinary Course, for the transfer or sharing of any risk by any of the Acquired Companies.

3.12.3            Section 3.12.3 of the Disclosure Schedule sets forth, by year, for the current policy year and each of the preceding three (3) policy years:

3.12.3.1	a summary of the loss experience under each policy;

3.12.3.2        a statement describing each claim under an insurance policy for an amount in excess of five thousand dollars ($5,000), which sets forth:

(a)	the name of the claimant;

(b)  a description of the policy by insurer, type of insurance, and period of coverage; and

(c)	the amount and a brief description of the claim; and

3.12.3.3        a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.12.4	Except as set forth on Section 3.12.4 of the Disclosure Schedule:

3.12.4.1        All policies to which any of the Acquired Companies is a party or that provide coverage to any of the Sellers, any of the Acquired Companies, or any director or officer of any of the Acquired Companies:

(a)	are valid, outstanding, and enforceable;
(b)	are issued by an insurer that is financially sound and reputable;

(c)  taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies;

(d)   are sufficient for compliance with all applicable laws and Contracts to which any of the Acquired Companies is subject or by which any of them is bound;

(e)    will continue in full force and effect following the consummation of the transactions contemplated hereby; and

(f)     do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any of the Acquired Companies

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3.12.4.2        Neither the Sellers nor any of the Acquired Companies has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.12.4.3        The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any of the Acquired Companies is a party or that provides coverage to any of the Acquired Companies or director thereof.

3.12.4.4        The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.12.4.5        The Sellers have delivered to GCI a summary schedule of insurance policies in effect as of the date of this Agreement which sets forth the amount of coverage and the amount of any deductible under such policies.

3.13Intellectual Property. Section 3.13 of the Disclosure Schedule sets forth a list of all Intellectual Property Rights and all material licenses (other than shrink wrap licenses), including all registrations and applications (by name, number, jurisdiction, and owner) for such rights and licenses, sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which any of the Acquired Companies is a party, including the identity of all parties thereto. The Acquired Companies own or have valid and legally enforceable right to use, sell and license, as the case may be, free and clear of any Liens, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted without any conflict with or infringement or misappropriation of any rights or property, including intellectual property rights, of third parties. Section 3.13 of the Disclosure Schedule lists all actions that must be taken by the Acquired Companies within thirty (30) days of the Closing Date to maintain the validity of the Intellectual Property Rights. There is no unauthorized use, disclosure, infringement, or misappropriation of, nor is there any valid basis for any claim of infringement or misappropriation from any third party upon, the Intellectual Property Rights or other proprietary rights of the Acquired Companies.

3.14	Environmental Matters.

3.14.1            Compliance. Except as set forth on Section 3.14 of the Disclosure Schedule, each of the Acquired Companies is conducting and at all times has conducted its business and operations, and has occupied, used and operated all real property and facilities presently or previously owned, occupied, used or operated by it, in compliance (in all material respects) with all Environmental Laws and so as not to give rise to any Loss or Liability under any Environmental Laws or to any adverse impact on the business or activities of any of the Acquired Companies. The Sellers have no knowledge of pending or proposed changes to any Environmental Laws that would require any changes in any of the Acquired Companies’ premises, facilities, equipment, operations or procedures or that would affect any of the Acquired Companies’ business or its cost of conducting its business as now conducted. To the knowledge of the Sellers, no conditions, circumstances or activities have existed or currently exist

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(including, without limitation, off-site disposal or treatment of Hazardous Materials) which could give rise to any Loss or Liability pursuant to any Environmental Laws.

3.14.2            Hazardous Materials. Except as set forth on Section 3.14 of the Disclosure Schedule, any chemicals and chemical compounds and mixtures which are included among the assets of any of the Acquired Companies, or are required for the conduct of any of the Acquired Companies’ businesses, have not been and are not intended to be discarded or abandoned, and are not Hazardous Materials. Except as set forth on Section 3.14 of the Disclosure Schedule, none of the Acquired Companies has generated, handled, used, transported or disposed of Hazardous Materials. All Hazardous Materials which are generated as part of the business of the Acquired Companies are handled, stored, treated and disposed of in accordance with applicable Environmental Laws or are turned over to an independent third-party contractor with appropriate licenses to handle, store, treat or dispose of Hazardous Materials.

3.14.3            Tanks; Asbestos. Except as set forth on Section 3.14 of the Disclosure Schedule, any underground storage tanks ever located at real property owned or leased by any of the Acquired Companies have been removed in compliance with all applicable Environmental Laws, all remediation required in connection with such removal has been completed in accordance with applicable Environmental Laws and all governmental agencies having jurisdictions have approved such removal and remediation and issued appropriate certificates reflecting that no further action is required. Except as set forth on Section 3.14 of the Disclosure Schedule, all above ground storage tanks located at real property owned or leased by any of the Acquired Companies comply with applicable Environmental Laws and are appropriate and adequate for the conduct of the Acquired Companies’ businesses. No real properties or facilities presently or previously owned, occupied, used or operated by any of the Acquired Companies or any predecessor have been used at any time as a gasoline service station, dry cleaning facility or as a facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or any other Hazardous Materials. No building or other structure on any of the real property owned, occupied, used or operated by any of the Acquired Companies contains asbestos or asbestos-containing materials. Except as set forth on Section 3.14 of the Disclosure Schedule, there are not nor have there been any incinerators, septic tanks, leach fields, cesspools or wells (including without limitation dry, drinking, industrial, agricultural and monitoring wells) on any real property owned, occupied, used or operated by any of the Acquired Companies.

3.14.4            Environmental Assessments. The Sellers have made available to GCI correct and complete copies of all documents, correspondence, reports or other materials in their possession or control, or the possession or control of any of the Acquired Companies, concerning the environmental condition of any real property currently or formerly used, owned or occupied by any of the Acquired Companies, including, without limitation, all environmental site assessments. None of the Acquired Companies have received any written notification of the existence of any action, suit, investigation (other than a routine inspection), demand, demand letter, claim, Lien, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement against any of the Acquired Companies or any Person made under or in accordance with any Environmental Laws.

3.15	Assets; Title to Property.

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3.15.1            Section 3.15.1 of the Disclosure Schedule contains a true and complete list of all depreciable tangible Business Assets (including tangible Business Assets leased by any of the Acquired Companies under leases that are required to be capitalized for accounting purposes), that reflects the in-service dates of such tangible Business Assets, the depreciation methods and periods of such tangible Business Assets and the net book value of such tangible Business Assets as of August 31, 2007. Except as described in Section 3.15.1 of the Disclosure Schedule, none of the Acquired Companies own or lease any depreciable tangible assets used in its business. The tangible Business Assets, taken as a whole, are in good operating condition and repair, subject to ordinary wear and tear reasonably to be expected in a business of the type operated by each of the Acquired Companies, and are suitable for the purposes for which they are currently used.

3.15.2            Section 3.15.2 of the Disclosure Schedule contains a true and complete list of all real property owned by any of the Acquired Companies (the “Owned Real Property”). The Sellers have delivered or made available to GCI copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Sellers or the Acquired Companies and relating to such properties. Each parcel of Owned Real Property is supplied with utilities and other services necessary for the operation thereof. The Owned Real Property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used. The Owned Real Property complies in all material respects with applicable laws, rules and regulations and all applicable declarations and covenants, has received all approvals of Governmental Bodies (including permits) required in connection with the occupation and operation thereof and has been occupied, operated and maintained in accordance with applicable law. The Acquired Companies enjoy peaceful and undisturbed possession of all Owned Real Property. All buildings, plants and structures contained on the Owned Real Property lie wholly within the boundaries of such Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.15.3            Section 3.15.3 of the Disclosure Schedule contains a true and complete list of all leases and a description of the real property subject to each. Such leases and other agreements or arrangements pursuant to which the Acquired Companies occupy or use any real property are referred to herein as the “Real Property Leases.” All of the Real Property Leases are in full force and effect, and will continue to be in full force and effect following the consummation of the transactions contemplated hereby, and neither the Acquired Companies nor, to knowledge of the Sellers, any other Person is in default under any Real Property Lease. Without limiting the generality of the foregoing, the Acquired Companies are current in the performance of their maintenance obligations under all Real Property Leases. Each parcel of Leased Real Property is supplied with utilities and other services necessary for the operation thereof. The Leased Real Property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used. The Leased Real Property complies in all material respects with applicable laws, rules and regulations and all applicable declarations and covenants, has received all approvals of Governmental Bodies (including permits) required in connection with the occupation and operation thereof and has been occupied, operated and

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maintained in accordance with applicable law. The Acquired Companies enjoy peaceful and undisturbed possession of all Leased Real Property.

3.15.4            Except as set forth on Section 3.15.4 of the Disclosure Schedule and except for Liens securing current Taxes not yet due and payable, the Acquired Companies have good and marketable title to all of the Business Assets, Owned Real Property and Leased Real Property free and clear of all Liens.

3.15.5            The Business Assets, the Owned Real Property and the Leased Real Property constitute all of the assets, properties and rights used by any of the Acquired Companies to conduct its business and are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.16Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to GCI, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that section), including the maintenance of an adequate system of internal controls. The minute books of each of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of each of the Acquired Companies, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.17Transactions With Affiliates. Section 3.17 of the Disclosure Schedule contains a complete and accurate list of all amounts and obligations owed by any one of the Acquired Companies, on the one hand, and the Sellers or any of their Affiliates (other than an Acquired Company), on the other hand, and transactions and services provided since January 1, 2002 between any one of the Acquired Companies, on the one hand, and the Sellers or any of their Affiliates (other than an Acquired Company), on the other hand.

3.18	Communications Regulatory Matters.

3.18.1            Each of the Telecom Entities is fully qualified under the Communications Laws to be an FCC licensee. Schedule 3.18.1 lists all licenses and authorizations issued by the FCC to each of the Telecom Entities (the “FCC Licenses”), together with the name of the licensee or authorization holder, the expiration date of the FCC Licenses and, where applicable, the relevant FCC market designation. Each of the Telecom Entities validly holds the FCC Licenses which represent all the FCC authorizations required in connection with the ownership and operation of the Acquired Companies’ telecommunications business as it is presently being conducted. The FCC Licenses are not subject to any restrictions, requirements, or conditions that are not generally imposed by the FCC upon holders of such FCC licenses. No person other than the Telecom Entities has any right, title or interest (legal or beneficial) in or to, or any right or license to use, the FCC Licenses. The FCC Licenses have been granted to the Telecom Entities by Final Order and are in full force and effect.

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3.18.2            Each of the Acquired Companies is fully qualified under the State Communications Laws to hold the RCA Authorizations. Schedule 3.18.2 lists all licenses and authorizations issued by the RCA to each of the Acquired Companies (the “RCA Authorizations” and, together with the FCC Licenses, the “Telecom Licenses”), together with the name of the licensee or authorization holder; where applicable, the expiration date of the RCA Authorization, and, where applicable, the relevant service area designation. Each of the Acquired Companies validly holds the RCA Authorizations which represent all the RCA authorizations required in connection with the ownership and operation of the Acquired Companies’ telecommunications business as it is presently being conducted. The RCA Authorizations are not subject to any restrictions, requirements, or conditions that are not generally imposed by the RCA upon holders of such RCA authorizations. No person other than the Acquired Companies has any right, title or interest (legal or beneficial) in or to, or any right or license to use, the RCA Authorizations. The RCA authorizations have been granted to the Acquired Companies by Final Order and are in full force and effect.

3.18.3            Except as disclosed on Section 3.18.3 of the Disclosure Schedule, each of the Acquired Companies is in material compliance with the Communications Laws, including without limitation those relating to: (i) the Communications Assistance for Law Enforcement Act (CALEA); (ii) E-911 Phase I and Phase II compliance; (iii) number porting, number pooling and related number usage and utilization reports; (iv) Telecommunications Relay Service obligations; (v) universal service obligations; (vi) the payment of regulatory fees; (vii) Text Telephone Devices (TTY); (viii) the submission of quarterly, semi-annual, annual or other periodic reports or filings with the FCC or other Governmental Body or administrative body (e.g. the National Exchange Carrier Association (NECA) and the Universal Service Administrative Company (USAC)); (ix) compliance with the National Environmental Protection Act (NEPA) provisions applicable to telecommunications carriers; (x) compliance with any spectrum clearing or incumbent relocation cost sharing obligations; (xi) compliance with FCC and FAA antenna registration and painting and lighting requirements; and (xii) compliance with the United States Fish and Wildlife Service antenna requirements. Except as disclosed on Section 3.18.2 of the Disclosure Schedule, each of the Acquired Companies is in material compliance with all State Communications Laws, including without limitation those relating to: (i) compliance with the Alaska Fish and Wildlife Service antenna requirements; and (ii) compliance with the Alaska Department of Natural Resources antenna requirements.

3.18.4            There are no objections, petitions to deny, complaints (formal or informal) competing applications, investigation or letter of inquiry, or other proceedings pending before the FCC or any other Governmental Body having jurisdiction over any of the Acquired Companies or the Telecom Licenses relating to any of the Acquired Companies or the Telecom Licenses. None of the Acquired Companies have received any notice of any claim of default with respect to any of the Telecom Licenses. Except for proceedings affecting the telecommunications industry generally, and except as disclosed on Section 3.18.4 of the Disclosure Schedule, there is not pending or, to the knowledge of the Sellers, threatened against any of the Acquired Companies or the Telecom Licenses any action, petition, objection or other pleading, investigation or letter of inquiry, or any proceeding with the FCC or any other Governmental Body, which contests the validity of, or seeks the revocation, forfeiture, non-renewal modification or suspension of, the Telecom Licenses, or which would adversely affect

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the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement.

3.18.5            All documents required to be filed in connection with the Telecom Licenses held by the Acquired Companies with the FCC or any other Governmental Body have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of any authorization or license or the imposition of any monetary forfeiture. All of such filings were complete and correct in all material respects when filed.

3.18.6            None of the Acquired Companies are in breach or otherwise in violation of any FCC build-out requirements with respect to any of the FCC Licenses. Each FCC licensed station has been built out at least to the minimum extent required by the Communications Laws. Any and all FCC notifications or filings associated with the build-out were timely filed and were true complete and correct when filed. There has been no discontinuance of service subsequent to the completion of construction and certification that would cause any of the FCC Licenses to be deemed forfeited or automatically cancelled by the FCC.

3.18.7            The Acquired Companies all are eligible to receive funding from the federal Universal Service Fund (“USF”) program as RCA-designated eligible telecommunications carriers (“ETCs”) and are vendors to organizations that receive funding from the USF program. UUI and KUC (i) receive funding from the Alaska Universal Service Fund program, (ii) participate in the Alaska Exchange Carriers Association’s intrastate access charge pooling program and (iii) the National Exchange Carriers Association’s interstate access charge pooling program. UUI has received grants from the Rural Alaska Broadband Internet Access Program and both UUI and Unicom, Inc., have received grants and loans from Rural Utilities Services, an agency of the U.S. Department of Agriculture. KUC has received loans from CoBank, an entity affiliated with the U.S. Farm Credit System. Except as disclosed in Section 3.18.7 of the Disclosure Schedule, the preceding sentence represents a complete and accurate list of all government and government-affiliated funding, rate support, cost pooling, grant and low-cost credit programs in which the Acquired Companies participate (together the “Support Programs”). Except as set forth on Section 3.18.7 of the Disclosure Schedule, the Acquired Companies are in compliance with all conditions, covenants and other requirements of the Support Programs, are not under investigation for potential non-compliance (and have not been under such investigation since January 1, 2002), and do not face any regulatory, contractual, or other action that would jeopardize their continuing participation in such programs.

3.19Microwave Network. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate description of the microwave network that UUI and Unicom, Inc., are deploying to provide broadband services in the Yukon-Kuskokwim Delta (the “Microwave Network”). This description includes information on each microwave site’s (i) stage of completion, (ii) design and documentation, (iii) facilities and (iv) equipment as well as information on equipment and materials procured for microwave sites not yet built. The Microwave Network has been designed in accordance with industry standards for long-haul microwave networks. There are no material defects or deficiencies in the design or construction of the Microwave Network, and all construction was done in accordance with the design documents of record. The Microwave Network was designed to perform at an annual two way

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network availability level on the core network (ring protected) of 99.999% or better and on any spur microwave hop subtending the core network at an annual availability level of 99.995% or better per hop. The designed availability assumed industry standard maintenance procedures are documented and performed and excluded Force Majeure Events, human error, and network maintenance during planned maintenance windows. All licenses, permits, and other governmental authorizations required for the construction of the Microwave Network were approved and received, and all design and construction work on the Microwave Network was done in compliance with those licenses, permits, and governmental authorizations and with applicable laws, regulations, and industry standards. Section 3.19 of the Disclosure Schedule sets forth the additional network construction that UUI and Unicom, Inc. plan to undertake prior to the Closing.

3.20Capital Expenditures. The Sellers have delivered to GCI copies of the Acquired Companies’ 2007 capital expenditure budget (the “Capital Expenditure Budget”).

3.21Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Company Financial Statements (which reserves are adequate and calculated consistent with past practice). Except as set forth on Section 3.21 of the Disclosure Schedule and subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off relating to the amount or validity of such Accounts Receivable. Section 3.21 of the Disclosure Schedule contains an aged summary showing the amount of Accounts Receivable as of the Balance Sheet Date for each local telephone exchange and showing the aging category for each such local telephone exchange.

3.22Licenses and Authorizations. There is no material license, permit or other governmental authorization issued to or held by any of the Acquired Companies that by its terms or applicable law expires, terminates or is otherwise rendered invalid upon the transfer of the Common Stock or the transactions contemplated by this Agreement.

3.23Compliance With Laws. Each of the Acquired Companies has conducted its operations in material compliance with applicable laws. The Sellers have no knowledge of, nor has any of such parties received notice of, any violations of law relating to the Acquired Companies, any of their operations or the Business Assets. Neither any of the Acquired Companies nor any officer, employee or agent of any of the Acquired Companies has directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder any of the Acquired Companies or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for United States federal, state, local or foreign public office, in any case, which would

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subject any of the Acquired Companies to any Liability or the failure to make which in the future could adversely affect the business or prospects of any of the Acquired Companies.

3.24Brokers. Except as set forth on Section 3.24 of the Disclosure Schedule, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding made by or on behalf of any of the Acquired Companies or of the Sellers.

3.25Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedule sets forth a list of all bank and brokerage accounts or any other account maintained at any financial institution maintained by the Acquired Companies, together with a list of all authorized signatories for such accounts, and all safe deposit boxes maintained by the Acquired Companies, and all persons authorized to gain access thereto. Section 3.25 of the Disclosure Schedule also sets forth a list of all powers of attorney granted by any of the Acquired Companies.

3.26Representations Not Misleading. To the knowledge of the Sellers, no representation or warranty by the Sellers in this Agreement, nor any summary, exhibit or schedule furnished to GCI by the Sellers or any of the Acquired Companies under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GCI

Except for representations and warranties that, by their terms, are made only as of a specified date, all representations and warranties of the parties shall be deemed to be made at and as of the date hereof and at and as of the Closing Date. For purposes of applying the representations and warranties as of the Closing Date, all references to the date of this Agreement (or words of similar import) shall be deemed to refer to the Closing Date. GCI hereby represents and warrants to the Sellers that:

4.1   Organization and Authority. GCI is an Alaska corporation duly incorporated, validly existing, and in good standing under the laws of the State of Alaska. GCI has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of GCI and no further action is required on the part of GCI to authorize the Agreement and any Transaction Agreements to which GCI is a party and the transactions contemplated hereby and thereby.

4.2   Execution and Validity of Agreements. This Agreement and each of the Transaction Agreements to which GCI is a party has been duly executed and delivered by GCI

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and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of GCI enforceable against GCI in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3   Brokers. Except as set forth on Section 4.3 of the Disclosure Schedule, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding made by or on behalf of GCI.

4.4   Representations Not Misleading. To the knowledge of GCI, no representation or warranty by GCI in this Agreement, nor any summary, exhibit or schedule furnished to the Sellers by GCI under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Nothing in the Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1	Exclusivity; Acquisition Proposals.

5.1.1Unless and until this Agreement has been terminated pursuant to Section 8.1, except as required by law, none of the Sellers nor any of the Acquired Companies shall take or cause, directly or indirectly, any of the following actions with any Person other than GCI and the designees or agents of GCI: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire the business or assets of any of the Acquired Companies, whether by merger, consolidation, other business combination, purchase of assets or stock, tender or exchange offer or otherwise (each of the foregoing an “Acquisition Transaction”); (ii) disclose any information not customarily disclosed to any Person who is or may be requesting such information for purposes of a possible Acquisition Transaction; (iii) agree to or execute any letter of intent, term sheet or agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated hereby. In the event that Sellers receive any offer or proposal to acquire the business or assets of the Acquired Companies from a Person other than GCI or the designees or agents of GCI, Sellers shall immediately share such offer with GCI.

5.1.2In the event that Sellers are required by law to pursue a sale of the Acquired Companies with a Person other than GCI or the designees or agents of GCI and this Agreement has not been terminated pursuant to Section 8.1, Sellers shall pay to GCI all out-of-pocket costs and expenses (including, without limitation, all fees and expenses of counsel,

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advisors and consultants) incurred by GCI and its affiliates or on their behalf in connection with this Agreement and the letter of intent dated August 23, 2007. Sellers shall make such payment within 30 days of receiving an invoice from GCI. Such payment shall not limit any other rights available to GCI under law or in equity. Notwithstanding anything to the contrary in this Agreement, in no event shall such payment exceed $200,000.

5.2	Notices and Consents.

5.2.1GCI shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Body in order to consummate the transactions contemplated by this Agreement, including (i) all applications required to be filed with the FCC and the RCA, and (ii) filings under any other comparable pre-acquisition notification or control laws of any applicable jurisdiction, as agreed by the Parties hereto (collectively, the “Regulatory Consents”). The Parties agree that any reasonable fees, costs and expenses associated with the preparation and filing of applications required to be filed with the FCC in connection with obtaining Regulatory Consents from the FCC will be paid 50% by GCI and 50% by the Sellers. The Parties agree that GCI will pay any reasonable fees, costs and expenses associated with the preparation and filing of applications required to be filed with the RCA in connection with obtaining Regulatory Consents from the RCA.

5.2.2Each of the Sellers and GCI shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to prepare and file the Regulatory Consents. GCI and the Sellers shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, members and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any such parties to any Governmental Body in connection with the transactions contemplated by this Agreement.

5.2.3None of GCI, the Sellers, nor any of their respective Affiliates shall agree to participate in any substantive meeting or discussion with any such Governmental Body in respect of any filing, investigation or inquiry concerning the Regulatory Consents, this Agreement or the transactions contemplated by this Agreement unless it consults with the other Parties reasonably in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate. Subject to applicable law and the instructions of any Governmental Body, each of such Parties shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such Person from any Governmental Body with respect to such transactions.

5.3   Preparation for Closing. Each of the Parties will use commercially reasonable efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the conditions precedent set forth in Article 6) and the other Transaction Agreements.

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5.4   Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each of the Parties to this Agreement shall give prompt notice in writing to the other Parties of: (i) any information that indicates that any Party’s representations or warranties contained herein was not true and correct in all material respects as of the date hereof or, to its knowledge, will not be true and correct in all material respects at and as of the Closing Date, (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article 6 to be satisfied, (iii) any notice or other communication from any Person indicating that such Person will not or may not grant any consent or approval required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person and (iv) any other material development that occurs after the date of this Agreement and affects the representations, warranties, covenants or Disclosure Schedule contained herein. No notice given under this Section 5.4 will be deemed to amend or supplement any Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of any Party.

5.5   Other Limitations on Conduct of Business Prior to the Closing Date. Prior to the Closing Date, unless the prior written consent of GCI shall have been obtained (which consent shall not be unreasonably delayed or withheld) and except as otherwise contemplated herein, the Sellers shall operate the business of each of the Acquired Companies only in the usual, regular and Ordinary Course. Without limiting the foregoing, unless the prior written consent of GCI shall have been obtained (which consent shall not be unreasonably delayed or withheld) and except as otherwise contemplated herein, prior to the Closing Date each of the Sellers shall cause the Acquired Companies to:

5.5.1(A) conduct its business in the Ordinary Course, (B) pay or perform its material obligations when due, subject to good faith disputes with respect thereto, and (C) use commercially reasonable efforts to preserve intact its present business organization;

5.5.2not amend or restate its Organizational Documents or merge, consolidate, liquidate or dissolve;

5.5.3not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any of the Acquired Companies, (B) any securities convertible into, exchangeable for, or evidencing the right or option to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any of the Acquired Companies, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any capital stock of, or other equity or voting interest in, any of the Acquired Companies, (C) any stock appreciation, phantom stock, profit participation or similar rights;

5.5.4not split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any capital stock of, or other equity or voting interest in, any of the Acquired Companies;

5.5.5not declare, pay or set aside for payment any dividend or make any other distribution on its securities or make any other payment or distribution to any of the shareholders of the Acquired Companies;

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5.5.6not sell, transfer, lease, license or otherwise dispose of any assets or properties other than in the Ordinary Course, provided that the fair market value of such assets or properties shall not exceed twenty thousand dollars ($20,000) per item or one hundred thousand dollars ($100,000) in the aggregate;

5.5.7not make any material change in any method of accounting or accounting practice, other than changes required by GAAP;

5.5.8not make any Tax election or accounting method change that is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of the Acquired Companies or settle or compromise any material income tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

5.5.9not increase the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any officer or employee being paid an annual base salary of $100,000 or more, or any director of any of the Acquired Companies, or enter into any Employee Agreement with any Person, except for (A) such increases that are required in accordance with the terms of any Contracts binding on any of the Acquired Companies or any Employee Plans set forth in the Disclosure Schedule, or (B) salary increases in the Ordinary Course;

5.5.10            not make any profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $100,000 or more, or any director of any of the Acquired Companies, except for payments that are accrued on the company financial statements used in determining the Closing Date Statement, and (A) are required by the terms of any Contracts binding on an Acquired Company, or (B) are required by the terms of any Employee Plans set forth in the Disclosure Schedule;

5.5.11            not establish, adopt, enter into, amend or terminate any Employee Plans or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by applicable law;

5.5.12            not acquire any Person or business, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

5.5.13            not grant any exclusive rights with respect to any Intellectual Property Rights;

5.5.14            not enter into or renew any Contracts containing, or otherwise subjecting any of the Acquired Companies or GCI to, any non-competition, exclusivity or other material restrictions on any of the Acquired Companies or GCI, or any of their respective businesses, following the Closing;

5.5.15            not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or advances made in the Ordinary Course;

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5.5.16            not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any of the Acquired Companies, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables or the incurrence of indebtedness of up to $13,500,000 (as an RUS loan), the proceeds of which are expended for the capital expenditures set forth on Section 3.5.6 of the Disclosure Schedule;

5.5.17            not (A) enter into or terminate any Real Property Leases other than those listed on Schedule II ; (B) create any Subsidiary; (C) release or create any Liens or other security interests on assets of any of the Acquired Companies, other than purchase money Liens granted in connection with additional network construction of the Microwave Network; or (D) agree to any settlement of any action, suit, claim, investigation or other proceeding other than in the Ordinary Course, provided that such settlement involves no material obligation of the Acquired Companies other than the payment of money not to exceed five thousand dollars ($5,000) per claim or fifty thousand dollars ($50,000) in the aggregate;

5.5.18            not: (A) make any capital expenditure or capital expenditure commitment, other than as set forth on Section 3.5 of the Disclosure Schedule; or (B) enter into any lease of capital equipment as lessee or lessor;

5.5.19            not sell any asset of any of the Acquired Companies or make any commitment relating to any such assets other than in the Ordinary Course, transfer any asset of the Acquired Companies to a shareholder, incur material damage, destruction or loss to any assets of the Acquired Companies or have any assets of the Acquired Companies subjected to a Lien;

5.5.20            not enter into or terminate any Contracts, other than in the Ordinary Course, or do or fail to do anything that would cause a material breach of, or material default under, any Contracts;

5.5.21            not increase or experience any adverse change in any accounting assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the Company Financial Statements;

5.5.22            not cancel, write down, write off or waive any claim or right of substantial value;

5.5.23            not pay any severance or termination pay to any officer, director or manager of the Company, except for payments required by the terms of any Contract binding on an Acquired Company set forth in the Disclosure Schedule;

5.5.24	not enter into, add to or modify any Employee Plans;

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5.5.25            not change in any respect any of the material business policies or practices of the Acquired Companies, enter into any material transaction other than in the Ordinary Course or fail to operate the business of Company in the Ordinary Course;

5.5.26            not file any rate case request with any third party or Governmental Body; or

5.5.27            not enter into any Contracts or binding letter of intent with respect to, or otherwise commit or agree, whether or not in writing, to do any of the actions described in Sections 5.5.1 through 5.5.27, inclusive.

5.6   Capital Expenditure Requirements. In addition to the foregoing, the Sellers shall cause the Acquired Companies to make capital expenditures in the Ordinary Course and in a manner that will allow the Acquired Companies to complete the construction described in Section 3.19 of the Disclosure Schedule and in a manner consistent with the Capital Expenditure Budget.

5.7   Access to Information. The Sellers and each of the Acquired Companies shall afford GCI and their accountants, counsel and other representatives reasonable access during normal business hours prior to the Closing Date to (i) all of the Sellers’ and each of the Acquired Companies’ financial statements, properties, books, contracts, commitments and records and (ii) all other information concerning the Acquired Companies’ business and assets as GCI may reasonably request. No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

5.8   Company Audited Financial Statements. The Sellers shall deliver to GCI as soon as practicable after December 31, 2007, but in no event later than April 16, 2008 if the Closing has not occurred by such date, audited consolidated and consolidating financial statements of the Acquired Companies, including an unqualified audit report and balance sheet as of December 31, 2007 and the statement of operations, changes in shareholders’ equity, and cash flows for the year then ended (collectively, the “Company Audited Financial Statements”) if such Company Audited Financial Statements were not required to be provided pursuant to Section 6.2.12. The Company shall take all steps to have the Acquired Companies’ December 31, 2007 financial statements audited as soon as practicable. If the Closing occurs prior to such time as the Acquired Companies’ audited December 31, 2007 financial statements are needed under Section 6.2.12 and such audit is not completed, the Sellers and GCI shall cooperate to complete such audit and allocates costs based on chargeable hours completed as of the Closing. The Sellers shall cooperate with GCI and shall use their commercially reasonable efforts to cause the Acquired Companies’ independent accounting firm to deliver all necessary consents for inclusion of such firm’s audit report on the Company Audited Financial Statements and the financial statements required by Section 6.2.12 to be included, to the extent required, in GCI’s SEC filings (including registration statements) from time to time. The Sellers shall also provide unaudited interim consolidated and consolidating financial statements for periods prior to the Closing for the Acquired Companies necessary to allow GCI to timely complete and file required reports and filings necessary to comply with SEC reporting obligations or necessary for the filing

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of registration statements that are required by Rule 3-05 of Regulation S-X (including the corresponding period for the prior year) if such interim financial statements were not required to be provided pursuant to Section 6.2.12.

5.9   Transfer of Manley Utility Company Assets. Prior to the Closing Date, the Company shall cause UUI to assign, transfer and convey all real property and buildings owned by UUI that are used in connection with the operations of MUC (the “MUC Real Property”), to the Company or MUC, and not to an Acquired Company. Such transfer shall be evidenced by an assignment in form and substance satisfactory to GCI.

5.10Assignment of Cellular Switch. Prior to the closing Date, the Company shall assign, transfer and convey the UT Starcom CDMA 2000 Cellular Switch and related equipment to Unicom, Inc. In connection with such transfer, the Company shall assign each Contract, including but not limited to any lease, easement, or other rights, used in connection with such cellular switch. Such transfers shall be evidenced by an assignment in form and substance satisfactory to GCI.

5.11Employee Benefit Plans. Prior to the Closing Date, the Company shall transfer to UUI, and the Company shall cause UUI to assume the sponsorship of, all Employee Benefit Plans sponsored by the Company that are applicable to employees of the Acquired Companies. In connection with the transfer, the Company shall notify each insurance carrier and each plan vendor (including third party administrators and trustees) that UUI has assumed the sponsorship of the Employee Benefit Plans. The Company shall report the change in sponsorship on all applicable Form 5500s filed subsequent to the transfer and shall amend all plan documents to reflect the new sponsor.

5.12Relocation of Business Assets. The Company shall relocate all tangible Business Assets located on or within the MUC Real Property, including without limitation the Redcom Cellular Switch, to other real property or buildings owned or leased by the Acquired Companies. In connection with such relocation, the Company shall cause the Acquired Companies to obtain all easements necessary to enable the Acquired Companies to conduct their business following the relocation in substantially the same manner as conducted prior to such relocation. If all tangible Business Assets to be relocated pursuant to this Section have not been moved on or before the Closing Date, then the Company or MUC, as the case may be, shall enter into a collocation agreement for the subject equipment with the applicable Acquired Companies for space and power at no cost, for a term beginning on the Closing Date and ending on the earlier of (i) three (3) years or (ii) the date on which the tangible Business Assets have been relocated in accordance with this Section.

5.13Microwave Network Monitoring Program. Promptly, but in any event within thirty (30) Days after the date of this Agreement, the Company shall commence a continuous monitoring program measuring the availability performance of the Microwave Network. The monitoring program shall track the availability of two T1 circuits, one provisioned between Bethel and Scammon Bay and the other provisioned between Bethel and Mekoryuk. The Company shall provide GCI monthly status reports regarding the Microwave Network and all information provided by such monitoring program. Such monthly report shall include root cause analyses of any outages on each of the two T1 circuits. In addition, the

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Company shall make available for inspection by GCI prior to Closing all documents relating to the design and documentation of the Microwave Network. If either microwave ring availability performance or spur microwave hop availability performance during the Measurement Period falls below the level specified in Section 6.2.15, then GCI and the Sellers shall meet prior to the Closing to determine what mitigation measures are reasonably available to remedy the performance shortfall.

5.14No Transfers of Common Stock The Company may not sell, assign, hypothecate or otherwise transfer any Common Stock or any interest therein (other than as necessary to effect the transactions contemplated by this Agreement) without the prior written consent of GCI, which GCI may withhold at its sole discretion.

5.15Cooperation. Each of the Parties, upon the reasonable request from time to time of any other Party, shall take and cooperate with the other Parties in taking such actions as may be reasonably necessary or desirable to consummate the transactions contemplated hereby and to comply with the terms of this Agreement.

5.16Confidentiality. Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a “Disclosing Party”), each receiving party (a “Receiving Party”) will, and will cause its Affiliates, directors, officers, employees, attorneys, accountants, consultants, and other agents and advisors (such Affiliates and other Persons with respect to any Party being collectively referred to as such Party’s “Representatives”) to, (i) keep all Proprietary Information of the Disclosing Party confidential and not disclose or reveal any such Proprietary Information to any Person other than those Representatives of the Receiving Party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Proprietary Information, (ii) use such Proprietary Information only in connection with consummating the transactions contemplated hereby and enforcing the Receiving Party’s rights hereunder, and (iii) not use Proprietary Information in any manner detrimental to the Disclosing Party. In the event that a Receiving Party is requested pursuant to, or required by, applicable law or regulation or by any legal process to disclose any Proprietary Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order. A Party’s obligations hereunder with respect to Proprietary Information that (A) is disclosed to a third party with the Disclosing Party’s written approval, (B) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (C) is required to be disclosed by applicable law or regulation will, subject in the cause of clauses (B) and (C) above to the Receiving Party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. In no event will a Receiving Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it will be liable in damages for the Disclosing Party’s lost profits resulting directly and solely from such disclosure. In the event this Agreement is terminated, each Party will, if so requested by the Disclosing Party, promptly return or destroy all of the Proprietary Information of such Disclosing Party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the Receiving Party or its Representatives; provided, however, that the Receiving Party will not be required to return or

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cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the Disclosing Party. Notwithstanding the foregoing, GCI shall not disclose any Proprietary Information to any of its Representatives that currently or in the future may serve on the team that negotiates Interconnection for GCI, including the current members of the negotiating team: Rick Hitz, Emily Thatcher, Sue Keeeling, and Nancy Conklin. Sellers shall not disclose any Proprietary Information pertaining to GCI or its Affiliates to any attorney, paralegal/professional, other employee or Affiliate of Dorsey & Whitney LLP. Nothing in this paragraph shall be construed to prohibit or otherwise limit the Sellers from engaging the services of Dorsey & Whitney LLP on a matter other than the Acquisition.

5.17Announcements. Prior to the Closing, except as may be required by law or applicable stock exchange rules, no Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of GCI and the Sellers, which approval will not be unreasonably withheld or delayed. If any of GCI or the Sellers believes that it is required by law or applicable stock exchange rules to make such a public announcement, it shall promptly advise the other and use reasonable efforts, consistent with its legal obligations, to allow the other an opportunity to review and comment upon the announcement before the announcement is made.

5.18Non-Disparagement. Neither Party will disparage or in any way portray in a negative light the other Party or its Affiliates or any of such Person’s products, services or businesses, either directly or indirectly, in the form of oral statements, written statements, electronic communications or otherwise. Neither Party will take any action to intentionally and improperly interfere with the existing contractual or economic relationships of the other Party or its Affiliates by encouraging or inducing any Person not to perform their existing contracts with or otherwise conduct business with the other Party or its Affiliates, provided, however, that nothing herein shall be deemed to prohibit or change normal and customary sales and marketing activities.

5.19Assumption of Employment Agreements. Prior to the Closing Date, the Company shall assign to UUI, and the Company shall cause UUI to assume, all employment agreements between the Company and any employee performing work for the Acquired Companies.

ARTICLE 6

CONDITIONS PRECEDENT

6.1   Conditions to Each Party’s Obligations. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

6.1.1All Regulatory Consents shall have been made, obtained, granted or effected without the imposition of any adverse condition on GCI or the Acquired Companies and all such Regulatory Consents shall be in full force and effect as of the Closing Date.

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6.1.2No temporary restraining order, preliminary or permanent injunction or other order by court or governmental body prohibiting, preventing or restraining the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements shall have been issued and shall not have expired or been withdrawn or reversed and there shall be no pending or threatened litigation or other proceeding seeking to prohibit, prevent or restrain the consummation of such transactions.

6.2   Conditions to the Obligations of GCI. The obligations of GCI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

6.2.1The representations and warranties of the Sellers shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date).

6.2.2The Sellers shall have performed in all material respects, or complied in all material respects with, all covenants and agreements contained in this Agreement to be performed or complied with by the Sellers prior to the Closing Date.

6.2.3There shall not have occurred a Material Adverse Effect with respect to the Sellers or the Acquired Companies.

6.2.4The Company shall have tendered delivery of all items required to be delivered by it pursuant to Section 1.5.

6.2.5GCI shall have received from the Company a signed counterpart to the Escrow Agreement.

6.2.6GCI shall receive an opinion of counsel of Kemppel, Huffman & Ellis, P.C., counsel for the Company, dated the Closing Date and addressed to GCI, in the form of Exhibit D.

6.2.7GCI shall receive an opinion of counsel of Kemppel, Huffman & Ellis, P.C., counsel for the Company, dated the Closing Date and addressed to GCI, in the form of Exhibit E.

6.2.8GCI shall have received resignations of all current members of the board of directors of the Acquired Companies effective as of the Closing.

6.2.9GCI shall have received from the Company executed copies of all Tax forms and documents required for the Section 338(h)(10) Election contemplated by Section 9.2 to the extent that GCI has requested delivery of such forms and documents prior to the Closing.

6.2.10            The Sellers and the Acquired Companies shall have received all consents, including those identified in the Disclosure Schedule, as are required to enable GCI to continue to enjoy the benefit of any governmental authorization, lease, license, permit, contract or other

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agreement or instrument to or of which any of the Acquired Companies is a party or a beneficiary.

6.2.11            GCI shall have received all consents, governmental authorizations, permits, licenses, certifications and designations required for it to acquire, own and operate the businesses conducted by the Acquired Companies following the Closing in the same manner as such businesses were conducted prior to the Closing.

6.2.12            GCI shall have received audited (including an audit report with no qualifications) and unaudited consolidated financial statements of the Acquired Companies necessary for GCI to comply with any applicable requirements for filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, and the rules and regulations of the SEC promulgated thereunder, which shall be certified by the Chief Financial Officer of the Company as fairly presenting in all material respects the matters presented therein and otherwise as materially consistent with the Company Financial Statements previously provided to GCI.

6.2.13            As of the Closing Date, the Acquired Companies’ consolidated Working Capital shall be greater than or equal to $0 and the Acquired Companies shall have cash and marketable securities in an aggregate amount of at least $4,000,000.

6.2.14            GCI shall have received all reports from the Company disclosing the results of the Microwave Network monitoring program established pursuant to Section 5.13 and a summary report specifying the duration and root cause of any outages for the Bethel-Scammon Bay T1 circuit and Bethel-Mekoryuk T1 circuit from the date the continuous monitoring program commenced through the date that is five (5) Business Days before the Closing Date (the “Measurement Period”) and a calculation and analysis of microwave ring and spur microwave hop availability performance based on the monitoring results on the two T1 circuits. For the purposes of calculating availability under this Section, outages resulting from excluded Force Majeure Events, human error, and network maintenance during planned maintenance windows shall be excluded. The demarcation point for measuring availability is the transmission level point (“TLP”) of the building housing the Harris microwave equipment.

6.2.15            As of the Closing Date, the Microwave Network shall have demonstrated a two-way network availability level during the Measurement Period of 99.995% or better between the Bethel microwave repeater and any repeater station on the microwave ring, and two-way availability for any spur microwave hop subtending the microwave ring during the Measurement Period shall have been 99.99% or better per hop.

6.2.16            GCI shall have received a certificate from the Company with respect to the matters set forth in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.10, 6.2.13, 6.2.14 and 6.2.15 signed for and on behalf of the Company by duly authorized officers thereof.

6.3   Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

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6.3.1All representations and warranties of GCI shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date);

6.3.2GCI shall have performed in all material respects, or complied in all material respects with, all covenants and agreements contained in this Agreement to be performed or complied with by GCI prior to the Closing Date;

6.3.3The Company shall have received from GCI a signed counterpart to the Escrow Agreement;

6.3.4GCI shall have delivered all items required to be delivered by it pursuant to Section 1.5; and

6.3.5The Sellers shall have received a certificate from GCI with respect to the matters set forth in Sections 6.3.1 and 6.3.2 signed for and on behalf of GCI by a duly authorized officer thereof.

ARTICLE 7

INDEMNIFICATION

7.1   By GCI. Subject to the limitations set forth in this Article 7, from and after the Closing Date, GCI agrees to indemnify and hold harmless (in such capacity, the “GCI Indemnifying Party”), to the fullest extent permitted by law, the Sellers and any of their Affiliates, respectively (in such capacity, the “Seller Indemnitee”) from, against and in respect of any Losses arising from or otherwise related to, directly or indirectly, any of the following:

7.1.1Any breach of any representation or warranty made by or on behalf of GCI in this Agreement (as each such representation or warranty would be read if all qualifications as to materiality, knowledge or words of similar import were deleted therefrom); or

7.1.2Any breach or default in performance by GCI of any covenant or other agreement of such party contained in this Agreement.

7.2   By the Sellers. Subject to the limitations set forth in this Article 7, from and after the Closing, (A) the Company; and (B) Sea Lion and Togiak, severally and not jointly based on their percentage ownership of the Company; agree to indemnify and hold harmless (in that capacity, the “Seller Indemnifying Party”), to the fullest extent permitted by law, GCI and each of its officers, directors, employees and Affiliates (each, in that capacity, the “GCI Indemnitee”) from, against and in respect of any Losses arising from or otherwise related to, directly or indirectly, any of the following:

7.2.1Any breach of any representation or warranty made by or on behalf of the Sellers in this Agreement (as each such representation or warranty would be read if all qualifications as to materiality, knowledge or words of similar import were deleted therefrom);

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7.2.2Any breach or default in performance by the Sellers of any covenant or other agreement of such parties contained in this Agreement;

7.2.3Any claim, Lien, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement against any of the Acquired Companies or any Person made under or in accordance with any Environmental Laws or any Liability or obligation for injury or damages due to, or as a result of, the presence of, effects of, or exposure to any Hazardous Materials; or

7.2.4Any other event, act, omission, condition, fact or circumstance occurring, existing or first arising prior to the Closing Date and relating to the Acquired Companies or the Sellers, whether or not such event, act, omission, condition, fact or circumstance is described in this Agreement or otherwise known to GCI or was known to any of the Sellers or the Acquired Companies, except such as (A) constitute or give rise to a breach of representations, warranties or covenants of GCI under this Agreement, and (B) constitute Liabilities specifically identified on the Closing Financial Statements.

7.3   Survival; Time Limits for Indemnification. The representations and warranties made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing Date (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of three years from the Closing Date, except that (a) the representations and warranties contained in Sections 3.8 (Tax Matters), 3.9 (Employee Benefit Plans) and 3.14 (Environmental Matters) shall survive the Closing Date until the expiration of the applicable statutes of limitation and (b) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization; Other Equity), 3.3 (Authority), 3.4 (No Conflict), 3.15.4 (Ownership of Property) and 3.25 (Representations Not Misleading) will survive the Closing Date indefinitely. The covenants of the Parties contained in this Agreement will survive the Closing Date indefinitely. The Sellers, on the one hand, and GCI, on the other hand, shall promptly give written notice to the other of any facts or circumstances of which any such Person becomes aware or has knowledge that is reasonably likely to give rise to a claim for indemnification under this Article 7. No Party will have any obligation to indemnify any Person pursuant to this Agreement with respect to any breach of a representation or warranty unless a notice of such breach is given to the Party against whom indemnification is sought on or prior to the last day of the applicable survival period, except that if a Party has a reasonable basis to believe that an indemnifiable claim will arise and gives notice to the other Party concerning such matter within the survival period, then all rights of such Party to seek indemnification with respect to such matter will survive the expiration of such period for a period of 180 days. If an indemnifiable claim has not arisen prior to the expiration of that 180-day period but the Party continues to have a reasonable basis to believe that an indemnifiable claim will arise and gives notice to such effect to the other Party prior to the end of such 180-day period, then all rights of the Party to seek indemnification with respect to such matter will survive for one additional period of 180 days. If an indemnifiable claim does not arise prior to the end of the second 180-day period, the rights of the Party to seek indemnification will terminate at the expiration thereof. If a Party is obligated to indemnify another Party against a particular breach, the indemnity obligation shall extend to all Losses, whether occurring before or after the survival period.

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7.4	Basket and Cap.

7.4.1The Seller Indemnifying Party will have no obligation to indemnify any GCI Indemnitee from and against any Losses under 7.2.1 until the GCI Indemnitees have suffered Losses in the aggregate amount of $500,000 or more arising from, or otherwise related to, directly or indirectly, any of the items set forth in Section 7.2.1. If and when the aggregate of such Losses exceeds $500,000, the GCI Indemnitees shall be entitled to indemnification against all Losses incurred under Section 7.2.1, including the initial $500,000 of Losses.

7.4.2The aggregate indemnification obligations of the Sellers under Sections 7.2.1 and 7.2.4 shall not exceed 25% of the amount of the Cash Consideration. The limits on liability contained in this Section 7.4 shall not apply to the indemnification obligations of the Sellers under Sections 7.2.2 and 7.2.3.

7.4.3Notwithstanding anything to the contrary in this Agreement, there shall be no limitation on any GCI Indemnitee’s right to indemnification from and against any Losses arising directly or indirectly out of (a) any breach of any representation, warranty or covenant of the Sellers that involves an intentional misrepresentation or the commission of fraud by the Sellers or (b) any act or omission or other matter arising prior to Closing that involves a claim by a third party for material misrepresentation, fraud, gross negligence or intentional misconduct, and each GCI Indemnitee shall have all remedies available to it at law and in equity with respect to any such breach, act, omission or matter.

7.5   Defense of Claims. Subject to Section 9.1.5, the procedures to be followed with respect to the defense and settlement of any claim made by a third party which, if true, would give rise to a right on the part of a Party to be indemnified against resulting Losses (an “Indemnitee”), in whole or in part, under this Article 7 (a “Claim”) shall be as follows:

7.5.1Right of Indemnifying Party to Defend. Unless in the reasonable and good faith judgment of the Indemnitee (i) there is a material conflict between the positions of the Party against whom indemnification is sought under this Article 7 (an “Indemnifying Party”) and the Indemnitee in conducting the defense of a Claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to a Claim in a manner that is materially different from the defense or response that would be most beneficial to the Indemnifying Party, the Indemnifying Party shall, by giving notice to the Indemnitee confirming the Indemnifying Party’s obligation under this Article 7 to indemnify the Indemnitee in respect of the Claim, be entitled to assume and control the defense of the claim with counsel chosen by it and reasonably satisfactory to the Indemnitee. The Indemnitee shall be entitled to participate in the defense after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that, except for the settlement of a Claim that involves no material obligation of the Indemnitee other than the payment of money for which full indemnification is provided by the Indemnifying Party hereunder, the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably delayed or withheld; and provided, further, that the

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Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include the giving by the claimant or plaintiff to the Indemnitee of a complete and unconditional release from all liability in respect of the Claim.

7.5.2Defense by Indemnitee. If the Indemnifying Party (i) does not have the right to assume the defense of a Claim under Section 7.5.1 or (ii) shall not have exercised its right to assume the defense of the Claim, the Indemnitee may assume and control the defense of the Claim with counsel chosen by it that is reasonably satisfactory to the Indemnifying Party and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense; provided, however, that the Indemnifying Party shall not be obligated to pay the fees and disbursements of more than one counsel in each applicable jurisdiction for all Indemnitees in any single action. The Indemnifying Party shall be entitled to participate in the defense of such Claim, but the cost of such participation shall be at its own expense. The Indemnitee shall not be required to defend any Claim under this Section 7.5.2 that the Indemnifying Party had the right to defend under Section 7.5.1 and, if the Indemnitee elects to defend such a Claim, it shall owe no duties to the Indemnifying Party with respect to the defense of such Claim, and may defend, fail to defend or settle such Claim without affecting its right to indemnity hereunder. The Indemnitee may compromise or settle any Claim that it is defending at any time; provided, however, that the Indemnitee shall not settle or compromise any Claim that the Indemnifying Party did not have the right to defend under Section 7.5.1 without the prior written consent of the Indemnifying Party, which consent will not be unreasonably delayed or withheld.

7.5.3Indemnitee’s Right to Settle. Without regard to whether the Indemnifying Party or the Indemnitee is defending a Claim, if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise materially prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise, but such settlement or compromise shall not be conclusive as to the existence or amount of the liability of the Indemnifying Party to the Indemnitee.

7.5.4Cooperation. Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

7.6   Recovery from Escrow Fund. The Escrow Fund shall be available to compensate any GCI Indemnitee for any Losses actually suffered or incurred by the GCI Indemnitees for which the GCI Indemnitees are entitled to indemnification pursuant to this Article 7. All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and governed by the terms of, the Escrow Agreement.

7.7   Set-off. Subject to the limitations contained in this Article 7, GCI may offset any Loss for which it is entitled to be indemnified under this Article 7 against any Revenue Growth Payments that subsequently become due pursuant to Article 2. This provision is not intended to limit GCI’s right to indemnification to amounts offset pursuant to this Section 7.7. In the event that GCI intends to effect a set-off under this Section 7.7, it shall provide the

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Sellers with notice thereof, including a reasonably detailed description of the matter in respect of which the right to indemnification is claimed.

7.8   Limitations. Except in the case of intentional misrepresentation or the commission of fraud, the right to be indemnified pursuant to this Article 7 will constitute the exclusive remedy of the parties after the Closing Date for Losses arising by virtue of a breach of any representation, warranty or covenant under this Agreement, absent fraud.

7.9   Insurance. With respect to any Losses for which an Indemnitee is entitled to indemnification under this Article 7 and which Losses may be covered by insurance, such Indemnitee will be able to make a claim for indemnification (i) to the extent that the Indemnitee has not received proceeds from insurance applicable to such claim, (ii) in an amount equal to the Indemnitee’s applicable deductible for such coverage, (iii) to the extent that the Loss otherwise exceeds the applicable insurance coverage, and (iv) to the extent that the Loss is otherwise excluded in whole or in part from any such applicable insurance coverage. If an Indemnifying Party paid an Indemnitee for an indemnification claim under this Agreement and the Indemnitee subsequently receives insurance proceeds in respect of such indemnification claim, the Indemnitee shall remit promptly to the Indemnifying Party who paid such indemnification claim the lesser of the amount so paid by the Indemnifying Party or such insurance proceeds.

7.10Recovery from Third Parties. With respect to any Losses for which an Indemnitee is entitled to indemnification under this Article 7 and which Losses may be covered by insurance, an Indemnitee shall use its commercially reasonable efforts (and not more) to recover all insurance proceeds reasonably available. An Indemnitee shall also use its commercially reasonable efforts (and not more) to assist an Indemnifying Party in the recovery of any amounts reasonably available from other third parties with respect to such Losses.

ARTICLE 8

TERMINATION

8.1   Right to Terminate. The Parties may terminate this Agreement as provided below:

8.1.1The Sellers and GCI may terminate this Agreement by mutual written consent at any time prior to the Closing.

8.1.2GCI may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Sellers have breached any representation, warranty or covenant contained in this Agreement in a way that would result in the nonfulfillment of the conditions to the obligations of GCI hereunder, GCI has notified each of the Sellers of the breach, and the breach has not been cured within ten (10) days after the notice of breach or such longer period as agreed by the Parties, or (ii) if the Closing has not occurred on or before December 31, 2008 because of the failure of any condition precedent to the obligations of GCI to consummate the Closing (unless the failure results primarily from GCI breaching any representation, warranty or covenant contained in this Agreement).

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8.1.3The Sellers may terminate this Agreement by giving written notice to GCI at any time prior to the Closing (i) if GCI has breached any representation, warranty or covenant contained in this Agreement in a way that would result in the nonfulfillment of the conditions to the obligations of the Sellers hereunder, the Sellers have notified GCI of the breach, and the breach has not been cured within ten (10) days after the notice of breach or such longer period as agreed by the Parties or (ii) if the Closing has not occurred on or before December 31, 2008 because of the failure of any condition precedent to the obligations of the Sellers to consummate the Closing (unless the failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement).

8.2   Effect of Termination. The termination of this Agreement by a Party pursuant to Section 8.1.2 or 8.1.3 will in no way limit any obligation or liability of any other Party based on or arising from a breach or default by such other Party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement prior to the termination, and the terminating Party will be entitled to seek all relief to which it is entitled under applicable law.

ARTICLE 9

POST-CLOSING COVENANTS

9.1	Tax Matters.

9.1.1The Sellers shall be responsible for the preparation of drafts of all Tax Returns of the Acquired Companies for all tax periods ending on or prior to the Closing Date (“Final Tax Returns”) and the submission of the Final Tax Returns to GCI for its review and filing at least sixty (60) days before the due dates thereof; in the case of the state income or franchise tax returns for the Acquired Companies, such return shall be prepared by the Acquired Companies’ current accounting firm in a manner consistent with past practice. The Sellers shall submit the Final Tax Returns to GCI’s corporate tax department in a form suitable for immediate filing together with all schedules, supplemental forms and other attachments required by applicable law for such Tax Returns, including such schedules and forms necessary for the Section 338(h)(10) Election. The Sellers shall consult with GCI regarding any material issue that GCI may have with any matter reported on the Final Tax Returns as presented by the Sellers and shall attempt in good faith to resolve any such issues. In the event any such matter is not resolved to GCI’s satisfaction, the Sellers shall submit such matter to tax counsel or an independent accounting firm reasonably acceptable to GCI and the determination of such counsel or independent accounting firm shall be binding on GCI and the Sellers. The Final Tax Returns (i) shall be signed on behalf of the Acquired Companies by one or more of the officers of the Company as appropriate in their official capacities with the Acquired Companies as of the day immediately preceding the Closing Date and (ii) shall include such schedules and forms necessary for the Section 338(h)(10) Election. Following the procedure outlined above the Company shall file all Final Tax Returns.

9.1.2The Sellers shall be liable for income Taxes that may be imposed on the Acquired Companies or the Sellers for any taxable period that ends on or before the Closing Date, including transactions deemed to occur as a result of the Section 338(h)(10) Election.

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9.1.3The Sellers shall be liable for Taxes other than income Taxes that may be imposed on the Sellers for any taxable period that ends on or before the Closing Date, including transactions deemed to occur as a result of the Section 338(h)(10) Election.

9.1.4With respect to any taxable period that begins before the Closing Date but ends after the Closing Date, the Sellers shall pay the Taxes attributable to the portion of such period ending on the Closing Date (inclusive thereof). The amount of such Taxes attributable to such parties for such period shall be determine on a daily pro-rata basis, unless the parties agree otherwise. With respect to any Tax Return required to be filed by the Acquired Companies for any period that includes a period (or portion thereof) ending on or prior to the Closing Date, GCI shall provide the Sellers with copies of such Tax Return at least 30 days prior to the due date for the filing of such Tax Return for the Sellers’ review. GCI shall make any changes requested by the Sellers that are consistent with and not in possible violation of any applicable laws.

9.1.5The Sellers and GCI will provide each other with such cooperation and information as any of them reasonably may request of each other in matters pertinent to the subject matter covered by this Section 9.1.5. GCI will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Companies until the expiration of all applicable statute of limitations for further assessment. GCI shall notify the Sellers in writing in the case of an audit or legal proceeding that relates to periods ending on or prior to the Closing Date and the Sellers shall have the right at their own expense to participate in and control the conduct of such audit or proceeding to the extent that such audit or proceeding relates to a potential adjustment for which the Sellers would be liable. With respect to a potential adjustment of Taxes of the Acquired Companies for which both the Sellers and GCI could be liable, or which involves an issue that recurs in any period ending after the Closing Date (whether or not the subject of an audit at such time), (i) both GCI and the Sellers may participate at their own expense in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for a future Tax period. Neither GCI nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other Party for such year or a subsequent year without the written consent of the other Party, which consent may not be unreasonably withheld or delayed.

9.1.6At the request of GCI, at the Closing, the Company shall promptly join with GCI in making an election (the “Section 338(h)(10) Election”) under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and any corresponding rules of any other jurisdiction, with respect to the purchase of the Common Stock hereunder. Incident thereto, the Company agrees to include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on its Tax Return to the extent required by applicable law. GCI will be responsible for completing and filing the Tax forms in each state, federal and other jurisdiction necessary to make any Section 338(h)(10) Election and any corresponding election. The “aggregate deemed sale price,” determined in accordance with Section 338 of the Code and Treasury Regulations promulgated thereunder, shall be allocated among the assets of the Acquired Companies in the manner set forth below. If any of such forms are required to be signed by the Company then the Company agrees to sign and return such

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signed forms to GCI within ten days of receipt. The Company agrees to attach a copy of such forms to its tax returns as required.

9.1.7GCI shall prepare an allocation of the purchase price among the assets of the Acquired Companies based upon the following methodology: first, to tangible fixed assets, the fair market value as reasonably determined by GCI; second, to all other assets (other than intangibles and goodwill) GAAP value as reflected on the Closing Financial Statements; and third, the remainder to goodwill and other intangibles. GCI shall submit to the Company the preliminary allocation no later than 90 days after the Closing Date. The Company shall have up to ten days to review such allocation and comment thereon, after which time GCI and the Company shall endeavor to mutually agree on an allocation. In the event that GCI and the Company are unable to agree to an allocation of the purchase price in accordance with this Section 9.1.7, any such dispute shall be resolved by an independent accounting firm reasonably acceptable to both GCI and the Company, the decision of which shall be binding on, and the cost of which shall be shared equally by, GCI and the Company. GCI and the Company shall thereafter jointly complete, and the Acquired Companies and GCI shall separately file, Form 8883’s with the respective Tax Returns for the tax year in which the Closing Date occurs in accordance with such allocation, and no Party shall take any position on any Tax Return or before any governmental entity charged with the collection of any Tax or in any legal proceeding that is in any manner inconsistent with the terms of such conclusive allocation without written consent of the other Parties unless required to do so by applicable law.

9.2	Additional Covenants.

9.2.1For a period of ten (10) years from the date of this Agreement, GCI shall provide funding to the Company’s existing scholarship program described on Schedule 9.2.1 at an annual funding level of no less than $300,000 per calendar year, which amount shall be subdivided into one hundred fifty (150) student scholarships at a value of two thousand dollars ($2,000) each. No less than 25 such scholarships shall be allocated to residents of Hooper Bay. GCI shall also provide adequate administrative support for such program. All scholarship awards shall be made by a committee composed of the then-current chief executive officer of KUC and UUI, three members of the board of directors of Sea Lion, and one member of the board of directors of Togiak. GCI shall reimburse all reasonable travel expenses of such committee members, provided that GCI has received adequate documentation supporting such expenses.

9.2.2For a period of ten (10) years from the date of this Agreement, GCI or its Affiliates shall provide T-1 Internet connectivity service to the Hooper Bay E-Commerce Center at no charge.

9.2.3GCI shall cause the Acquired Companies to provide funds to the Company to satisfy its obligations to pay the incremental obligations owed to the current chief executive officer of the Company at the Closing under the terms of the second amendment to the CEO’s employment agreement dated October 5, 2007, a copy of which has been provided to GCI.

9.2.4To the extent that the Company requests within twelve (12) months after the Closing Date, GCI shall cause the Acquired Companies to allow MUC to attach its

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transmission lines to the existing poles owned by the Acquired Companies in the village of Manley at no cost for a period equal to the remaining useful life of such existing poles.

9.2.5GCI shall maintain or cause the Acquired Companies to maintain reasonable D&O insurance coverage for the former directors of the Acquired Companies for a period of at least three years beginning on the Closing Date. This insurance shall be procured at the expense of GCI or the Acquired Companies.

9.2.6GCI shall maintain or cause the Acquired Companies to maintain a maintenance program for the Microwave Network for a period of at least three (3) years beginning on the Closing Date. Such maintenance program shall be adopted by the Company with GCI’s agreement prior to the Closing Date.

9.2.7In addition, GCI shall direct the Acquired Companies to satisfy their express responsibilities under each Acquired Companies "employee benefit plan", as that term is defined in ERISA Section 3(3), to the extent vested and in effect as of the date of this Agreement, including any vested interest any employee of the Acquired Companies may have in any written nonqualified deferred compensation arrangement.

ARTICLE 10

MISCELLANEOUS

10.1Arbitration. The Parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or any other Transaction Agreement through discussions between the senior management of the Parties. As part of this process, either party may request a mediation. If these attempts are unsuccessful, the Parties agree that any action asserting a claim by one Party against any other Party or Parties hereto (collectively, the “Disputing Parties”) arising out of or relating to this Agreement or any other Transaction Agreement shall, on the written notice by one Disputing Party to the others, be submitted to binding arbitration to be held in Anchorage, Alaska. The arbitration shall be conducted by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Disputing Parties shall hold an initial meeting within 30 days from receipt of notice from the requesting Party of a request for arbitration. Unless otherwise agreed in writing, they will jointly appoint a mutually acceptable arbitrator not affiliated with any of the Disputing Parties. If they are unable to agree upon such appointment within 30 days of the initial meeting, the Disputing Parties shall obtain an odd numbered list of not less than five potential arbitrators from the Superior Court for the Third Judicial District, State of Alaska. Each Disputing Party shall alternatively strike a single name from the list until only one name remains, with such person to be the arbitrator. The Disputing Party requesting the arbitration shall strike the first name. Each Disputing Party shall pay an equal share of the costs related to the arbitration, unless the arbitrator’s decision provides otherwise. Each Disputing Party shall bear its own costs to prepare for and participate in the arbitration. Each Disputing Party shall produce at the request of any other Disputing Party, at least 30 days in advance of the hearing, all documents to be submitted at the hearing and such other documents as are relevant to the issues or likely to lead to relevant information. The arbitrator shall promptly render a written decision, in accordance with Alaska law and supported by substantial evidence in the record. The

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prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, charges and expended or incurred therein, if the arbitrator’s decision so provides. Failure to apply Alaska law, or entry of a decision that is not based on substantial evidence in the record, shall be additional grounds for modifying or vacating an arbitration decision. Judgment on any arbitration award shall be entered in any court of competent jurisdiction.

10.2Remedies. Subject to Section 10.1, all remedies under this Agreement and at law shall be cumulative. In the event of a breach of this Agreement prior to Closing, the Parties shall be entitled to all remedies available under applicable law or in equity, including specific performance and other injunctive relief, and in the event that any Party seeks an equitable remedy, the breaching Party expressly waives, and shall not raise in any action or proceeding, the claim or defense that an adequate remedy at law exists.

10.3Amendments and Supplements. At any time prior to the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by the Sellers and GCI, and any such amendment shall be binding on all Parties.

10.4Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

10.5Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by any means selected by the sender. Each such notice or other communication shall be effective (i) if given by recognized overnight courier, one Business Day after being delivered to such courier, addressed to the intended recipient at the address specified below or (ii) if given by any other means, when actually received.

To GCI:

GCI Communication Corp.
2550 Denali Street, Suite 1000
Anchorage, AK 99503
Attention: Corporate Counsel

With a copy to (which copy shall not constitute notice to any Party):

General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK 99503
Attention: General Manager & Executive Vice President

With a copy to (which copy shall not constitute notice to any Party):

Sherman & Howard L.L.C.

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633 Seventeenth Street, Suite 3000
Denver, CO 80202
Attention: Steven D. Miller

To the Company:

United Companies, Inc.
5450 A Street
Anchorage, AK 99518
Attention: President

With a copy to (which copy shall not constitute notice to any Party):

Kemppel, Huffman and Ellis, P.C.
255 East Fireweed Lane, Suite 200
Anchorage, Alaska 99503
Attention: John Andrew Leman

To Sea Lion:

Sea Lion Corporation. Inc.
PO Box 87
Hooper Bay, AK 99604
Attention: President

To Togiak:

Togiak Natives Limited
PO Box 150
Togiak AK 99678
Attention: President

Any Party may change its address for purposes of this Section 10.5 by notice to the other Parties.

10.6Entire Agreement, Assignability, Etc. This Agreement (including the Disclosure Schedules, the Exhibits, and a Letter Agreement executed by the Parties contemporaneously with the execution of this Agreement) (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, (iii) shall not be assignable by a party without the prior written consent of the other Parties and (iv) subject to that restriction, shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

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10.7Exclusivity of Representations. The Sellers shall not be deemed to have made to GCI any representation or warranty other than as expressly set forth in Article 3. GCI shall not be deemed to have made to the Sellers any representation or warranty other than as expressly set forth in Article 4. No investigation made by any Party shall limit its right to rely on any representation or warranty.

10.8Counterparts. This Agreement may be executed in any number of counterparts, no one of which need be signed by all Parties, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered by facsimile or other electronic transmission and any such signature shall be deemed an original.

10.9Representations as to Knowledge. The representations and warranties contained in this Agreement that are made to the “knowledge” (or words of similar import) of any Party to this Agreement, shall be deemed to mean knowledge in good faith after reasonable investigation and as to representations and warranties of the Sellers, shall be the knowledge of the Sellers after such reasonable investigation into the activities of the Acquired Companies.

10.10Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

10.11Waivers. No failure by any Party to insist upon the strict performance of any provision of this Agreement on one or more occasions shall constitute a waiver of any right or remedy hereunder. Any waiver must be in writing signed by the Party charged with the waiver. No waiver by any Party will be deemed to extend to any prior or subsequent default, misrepresentation or breach.

10.12Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

10.13Expenses. Except as specified in Section 5.1.2, whether or not the transactions contemplated hereby are consummated, each Party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

10.14Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as having been drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or

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covenant. Defined terms have the meanings specified, applicable to both singular and plural forms. All pronouns include the masculine, feminine or neuter. The singular or plural includes the other. The word include (and any variation) is used in an illustrative rather than a limiting sense. The word day means a calendar day, unless a Business Day is specified.

10.15Incorporation of Exhibits. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

GCI COMMUNICATION CORP.

By:	/s/ Gregory F. Chapados
Name:	Gregory F. Chapados
Title:	Senior Vice President

UNITED COMPANIES, INC.

By:	/s/ Myron P. Naneng, Sr.
Name:	Myron P. Naneng, Sr.
Title:	Chairman

SEA LION CORPORATION

By:	/s/ Myron P. Naneng, Sr.
Name:	Myron P. Naneng, Sr.
Title:	President

TOGIAK NATIVES LIMITED

By:	/s/ Joe Alexie
Name:	Joe Alexie
Title:	Chairman

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EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the indicated meanings:

“Accounts Receivable” has the meaning set forth in Section 3.21.

“Acquired Companies” means United-KUC, Inc., an Alaska corporation, United Utilities, Inc., an Alaska corporation, and Unicom, Inc., an Alaska corporation, collectively.

“Acquisition” has the meaning set forth in the Recitals.

“Acquisition Transaction” has the meaning set forth in Section 5.1.

“Affiliate” means, as to any Person, another Person that controls, is controlled by or is under common control with such Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

“Agreement” has the meaning set forth in the Introduction.

“Applicable Contract” means any Contract (a) under which any of the Acquired Companies has or may acquire any rights, (b) under which any of the Acquired Companies has or may become subject to any obligation or liability, or (c) by which any of the Acquired Companies or any of the assets owned or used by it is or may become bound.

“Balance Sheet Date” has the meaning set forth in Section 3.5.1.

“Baseline Gross Revenue” has the meaning set forth in Section 2.2.1.

“Business Assets” means all assets and properties of the Acquired Companies, whether real or personal, tangible or intangible, including, without limitation, (a) the Telecom Licenses, (b) all furniture, office equipment, other equipment, automobiles and other tangible personal property contained on the list delivered to GCI pursuant to Section 3.15.1, (c) all of the Acquired Companies’ rights under the Contracts listed on Section 3.11.1 of the Disclosure Schedule, (d) all inventory, fixed assets and leasehold improvements, (e) all notes and accounts receivable of the Acquired Companies, (f) all customer deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund, (g) all claims, rights and causes in action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the Business Assets, (h) all Intellectual Property Rights, (i) all books of account and all customer and supplier lists and other records related to the Acquired Companies’ businesses, and (j) all goodwill associated with the Business Assets.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in Anchorage, Alaska are authorized or required to close.

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“Capital Expenditure Budget” has the meaning set forth in Section 3.20.

“Cash Consideration” has the meaning set forth in Section 1.2.

“Claim” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Statement” has the meaning set forth in Section 1.6.2.1.

“Closing Date Shareholders’ Equity” has the meaning set forth in Section 1.6.2.1.

“Closing Payment” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Communication Act” means the Communications Act of 1934, as amended.

“Communications Laws” means the Communications Act and the rules, regulations, published policies, published decisions, published orders, published rulings, and published notices of the FCC promulgated thereunder as well as judicial interpretations of the Communications Act and items promulgated thereunder.

“Company” has the meaning set forth in the Introduction.

“Company Audited Financial Statements” has the meaning set forth in Section 5.8.

“Company Financial Statements” has the meaning set forth in Section 3.5.1.

“Company Indebtedness” has the meaning set forth in Section 3.5.5.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Current Assets” means, collectively, the Acquired Companies’ (i) cash, (ii) accounts receivable (net of allowance for doubtful accounts), (iii) inventory, (iv) prepaid expenses and (v) other current assets, all determined in accordance with GAAP.

“Current Liabilities” means, collectively, the Acquired Companies’ (i) accounts payable, (ii) unearned revenues, (iii) accrued liabilities, including accrued payroll expenses and

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accrued liabilities for payroll, sales and use Taxes, (iv) current notes payable and (v) other current liabilities, all determined in accordance with GAAP.

“Disclosing Party” has the meaning set forth in Section 5.16.

“Disclosure Schedule” has the meaning set forth in Article 3.

“Disputing Parties” has the meaning set forth in Section 10.1.

“Employee Agreement” means each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any binding written or oral agreement providing for acceleration of options, or other binding written or oral agreement providing for compensation or benefits) between any of the Acquired Companies or any ERISA Affiliate, on the one hand, and any employee of an Acquired Company, on the other hand.

“Employee Plans” has the meaning set forth in Section 3.9.1.

“Environmental Laws” means all applicable laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection of human health or safety or the environment, including: (i) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Hazardous Materials; (ii) all requirements pertaining to the protection of the health and safety of employees or the public; and (iii) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes, without limitation, (x) Federal Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (y) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Hazardous Materials.

“Environmental Permits” means all permits, licenses, authorizations, certificates, and approvals of any Governmental Body relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“Equity Affiliates” means all Persons in which the Company or any Subsidiaries of the Company hold an equity interest that are not Subsidiaries of the Company that are accounted for under the equity method of accounting in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” has the meaning set forth in Section 3.9.1.

“Escrow Agent” means Alaska Trust Company.

“Escrow Agreement” has the meaning set forth in Section 1.3.

“Escrow Amount” means Eight Million Dollars ($8,000,000).

“Escrow Fund” has the meaning set forth in Section 1.3.

“Estimated Cash Consideration” has the meaning set forth in Section 1.6.1.

“Estimated Closing Date Shareholders’ Equity” has the meaning set forth in Section 1.6.1.

“ETCs” has the meaning set forth in Section 3.18.7.

“FCC” means the Federal Communications Commission.

“FCC Licenses” has the meaning set forth in Section 3.18.1.

“FCC Rules” means the rules, regulations, policies, instructions and orders of the FCC.

“Filed Returns” has the meaning set forth in Section 3.8.

“Final Order” means any action or decision of the FCC, or a bureau or division thereof under properly delegated authority, as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed without the filing of any such request, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it ordinarily may effect such reconsideration has passed and (iv) no appeal is pending or in effect including other administrative or judicial review, and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Final Tax Returns” has the meaning set forth in Section 9.1.1.

“Final Shareholders’ Equity” has the meaning set forth in Section 1.6.2.2.

“Force Majeure Events” means war or military operations; terrorism; sabotage; vandalism, and other third-party aggression; insurrections or riots; tsunamis; earthquakes; avalanches; a thirty-year storm or flood; a commercial power outage of five days or more; or another cause (excluding radio wave propagation and permafrost conditions) that was unforeseeable by the Company and the Acquired Companies during the design and construction

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of the Microwave Network and is entirely beyond the control of the Company and the Acquired Companies.

“GAAP” means United States generally accepted accounting principles consistently applied from period to period.

“GCI” has the meaning set forth in the Introduction.

“GCI Indemnifying Party” has the meaning set forth in Section 7.1.

“GCI Indemnitee” has the meaning set forth in Section 7.2.

“Governmental Body” means any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Gross Revenue” means the gross revenue generated from operations of the Acquired Companies, GCI, or any of their respective Affiliates for services and equipment provided to the Specified Customers, determined in accordance with GAAP.

“Hazardous Materials” means any chemical, material, substance, element, compound, mixture, contaminant, pollutant, toxic or hazardous material or waste defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law and includes, without limitation, petroleum and petroleum products, by-products or breakdown products, radioactive materials, urea formaldehyde insulation, asbestos containing materials and polychlorinated biphenyls, any hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, PCB, mold spores, or similar substance.

“HIPAA” has the meaning set forth in Section 3.9.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.1.

“Indemnitee” has the meaning set forth in Section 7.5.

“Intellectual Property Rights” means all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, domain names, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of

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publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by any of the Acquired Companies or used or held for use by any of the Acquired Companies in connection with any of its businesses.

“Interim Financials” has the meaning set forth in Section 3.5.1.

“KUC” has the meaning set forth in Section 3.2.2.

“Leased Real Property” means real property leased by the Acquired Companies pursuant to the Real Property Leases.

“Liability” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability, or any liability arising pursuant to any Environmental Law), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Liens” means all liens, pledges, security interests, mortgages, claims, charges and encumbrances and all options or other rights to purchase or otherwise acquire an interest.

“Loss” means all liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind, judgments, Liens, injunctions, charges, orders, decrees, rulings, demands, claims, losses, assessments, Taxes, fines, penalties, expenses, fees, costs, and amounts paid in settlement (including reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action). For purposes of Section 7.2, any diminution in the value of the Acquired Companies as compared to the value such entities would have had if a representation or warranty of the Company had not been breached shall constitute a Loss.

“Material Adverse Effect” means any effect or change that does have, or would reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or other), operating results or prospects of a specified Person and its subsidiaries, taken as a whole.

“Microwave Network” has the meaning set forth in Section 3.19.

“Measurement Period” has the meaning set forth in Section 6.2.14.

“MUC” means Manley Utility Company, Inc., an Alaska corporation.

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“MUC Real Property” has the meaning set forth in Section 5.9.

“Objection Notice” has the meaning set forth in Section 1.6.2.2.

“Ordinary Course” means the ordinary course of business, consistent with past practices.

“Organizational Documents” means as to any corporation, its articles of incorporation and bylaws, as amended through the relevant date.

“Owned Real Property” has the meaning set forth in Section 3.15.2.

“Party” means, individually or collectively, GCI, the Company, Sea Lion or Togiak.

“Period One” has the meaning set forth in Section 2.1.

“Period Two” has the meaning set forth in Section 2.1.

“Period Three” has the meaning set forth in Section 2.1.

“Period Four” has the meaning set forth in Section 2.1.

“Period Five” has the meaning set forth in Section 2.1.

“Person” means an individual, and any corporation, partnership, trust, limited liability company, association, governmental authority or any other entity or organization.

“Proprietary Information” means all information that is disclosed pursuant to this Agreement, regardless of the form or manner of disclosure, and any information disclosed pursuant to the Reciprocal Non-Disclosure Agreement dated August 21, 2007 between GCI and the Company, as amended. “Proprietary Information” shall additionally include all notes, extracts, analyses, or studies prepared by the Receiving Party or its Representatives based on the Proprietary Information or any portion thereof and shall include items provided in electronic, as well as hard copy, format. “Proprietary Information” shall not include information that (a) is generally available to the public or becomes generally available to the public without disclosure by a Receiving Party or its Representatives, (b) was already in the possession of a Receiving Party or its Representatives prior to its disclosure under this Agreement, provided that the source of the information was not under an obligation of confidentiality to the Disclosing Party (c) comes into the possession of a Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, provided that such source is not under an obligation of confidentiality to the Disclosing Party, or (d) is developed independently by a Receiving Party or its Representatives without reliance on or reference to the disclosed information.

“RCA” means the Regulatory Commission of Alaska.

“RCA Authorizations” has the meaning set forth in Section 3.18.2.

BUS_RE\1394606.17

“Real Property Leases” has the meaning set forth in Section 3.15.3.

“Receiving Party” has the meaning set forth in Section 5.16.

“Regulatory Consents” has the meaning set forth in Section 5.2.1.

“Representatives” has the meaning set forth in Section 5.16.

“Revenue Growth Payments” has the meaning set forth in Section 2.1.

“Revenue Sharing Period” has the meaning set forth in Section 2.1.

“Sea Lion” has the meaning set forth in the Introduction.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 9.1.6.

“Seller Indemnifying Party” has the meaning set forth in Section 7.2.

“Seller Indemnitee” has the meaning set forth in Section 7.1.

“Sellers” has the meaning set forth in the Introduction.

“Shareholders’ Equity” means, without giving effect to the payment provided for in Section 9.2.3, the aggregate net shareholders’ equity of the Acquired Companies determined in accordance with GAAP.

“Shareholders’ Equity Excess” has the meaning set forth in Section 1.6.1.

“Shareholders’ Equity Shortfall” has the meaning set forth in Section 1.6.1.

“Shareholders’ Equity Target” has the meaning set forth in Section 1.6.1.

“Specified Customers” means each of Yukon Kuskokwim Health Corporation, Lower Kuskokwim School District, Lower Yukon School District, Yupiit School District, Association of Village Council Presidents, the Donlin Creek Mining Project and Alaska Commercial Company, and any successor or wholly-owned subsidiary of any of the foregoing.

“State Communications Laws” means the Alaska laws related to communications and the rules, regulations, published policies, published decisions, published orders, published rulings, and published notices of the state agencies, including the RCA, Alaska Fish and Wildlife Service, and Alaska Department of Natural Resources, promulgated thereunder.

“Subsidiary” means, when used with reference to an entity, any corporation, fifty percent or more of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, limited liability company, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

BUS_RE\1394606.17

“Support Programs” has the meaning set forth in Section 3.18.7.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, form or similar statement required to be filed with respect to any tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

“Telecom Entities” means United Utilities, Inc., an Alaska corporation, and Unicom, Inc., an Alaska corporation, collectively.

“Telecom Licenses” has the meaning set forth in Section 3.18.2.

“Togiak” has the meaning set forth in the Introduction.

“Transaction Agreements” means this Agreement, the Escrow Agreement and all other instruments and agreements executed and delivered pursuant to this Agreement.

“USF” has the meaning set forth in Section 3.18.7.

“UUI” has the meaning set forth in the Recitals.

“Working Capital” means an amount equal to Current Assets less Current Liabilities.

“Year End Financials” has the meaning set forth in Section 3.5.1.

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EXHIBIT B

FORM OF ESCROW AGREEMENT

B-1

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EXHIBIT C

ILLUSTRATION OF REVENUE GROWTH PAYMENTS

H-1

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EXHIBIT D

FORM OF OPINION OF KEMPPEL, HUFFMAN & ELLIS, P.C.

H-1

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EXHIBIT E

FORM OF OPINION OF KEMPPEL, HUFFMAN & ELLIS, P.C.

(Regulatory Opinion)

H-1

BUS_RE\1394606.17

Schedule I

Organization and Good Standing

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Schedule 3.1

Organization and Good Standing

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.2.1

Liens, Restrictions on Dividends and other Distributions

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.4

Conflicts: Consents and Approvals

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.5

Financial Statements: No Undisclosed Liabilities

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.6

Absence of Certain Changes or Events

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.7

Litigation: Regulatory Actions

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.8

Tax Matters

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Schedule 3.9

Employee Benefit Plans

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.10

Employment Matters

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.11.1

Leases, Contracts & Agreements

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.12

Risk Insurance

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.13

Intellectual Property

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.14

Environmental Matters

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.15.1

Assets; Titled Property

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.17

Transactions with Affiliates

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.18.1

Communications Regulatory Matters

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.19

Description of the Microwave Network

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.20

Capital Expenditures

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.21

Accounts Receivable Narrative

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Disclosure Schedule 3.24

Brokers

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]

Schedule 3.25

Bank and Investment Accounts; Powers of Attorney

[This schedule is not considered by the Company as material to investment decisions by investors or prospective investors in the Company, and therefore is not included in this filing with the Securities and Exchange Commission.]